Exhibit 99.1

ASSET PURCHASE AGREEMENT

by and among

ORMET CORPORATION,

ORMET ALUMINUM MILL PRODUCTS CORPORATION,

SPECIALTY BLANKS, INC.

and

ALERIS INTERNATIONAL, INC.

Dated as of November 7, 2005

-i-

(continued)

(continued)

(continued)

LIST OF EXHIBITS

Exhibit A	Bill of Sale and Assignment Agreement
Exhibit B	Assumption Agreement
Exhibit C	IP Assignment Agreement
Exhibit D	Supply Agreement

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of November 7, 2005, by and among Ormet Corporation, a Delaware corporation, Ormet Aluminum Mill Products Corporation, a Delaware corporation, Specialty Blanks, Inc., an Indiana corporation (each a “Seller” and collectively, “Sellers”), and Aleris International, Inc., a Delaware corporation (“Buyer”).

W I T N E S S E T H:

WHEREAS, Sellers operate the Bens Run Recycling facility located in Friendly, West Virginia (“Bens Run Facility”), the Specialty Blanks, Inc. facility located in Terre Haute, Indiana (“Specialty Facility”) and the Hannibal Rolling Mill facility located in Hannibal, Ohio (“Hannibal Facility” and, together with the Bens Run Facility and the Specialty Facility, the “Facilities”), all of which engage in the production of flat rolled aluminum and related products and services;

WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase (or cause its designee(s) to purchase) from Sellers, certain Assets (as hereinafter defined) with respect to the Facilities (other than the Excluded Assets (as hereinafter defined)), and Buyer is willing to assume the Assumed Liabilities (as hereinafter defined) with respect to the Facilities, all on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, it is hereby agreed among Sellers and Buyer as follows:

SECTION 1. PURCHASE AND SALE OF ASSETS

1.1 Purchase and Sale of Assets.

(a) Upon the terms and subject to the conditions of this Agreement, except as otherwise provided in Section 1.1(b), on the Closing Date, Buyer shall purchase (or cause its designee(s) to purchase) from Sellers, and Sellers shall irrevocably sell, convey, transfer, assign and deliver to Buyer (or its designee(s)) (subject to Section 6.9), free and clear of all Encumbrances other than Permitted Encumbrances (excluding clause “e” of the definition thereof), all of Sellers’ right, title and interest in and to all of Sellers’ (x) tangible and intangible assets, properties and rights used or held for use primarily in the operation of the Bens Run Facility and the Specialty Facility on the Closing Date and (y) tangible and intangible assets, properties and rights used or held for use primarily in the operation of the Hannibal Facility as described below, in each case other than the Excluded Assets (collectively, the “Assets”). For purposes of this Agreement, the Assets shall include, but not be limited to the following, as of the Closing Date:

(i) (A) all right, title and interest of Sellers in all personal property used or held for use by Sellers primarily in the operation of the Bens Run Facility and the Specialty Facility as set forth on Schedule 1.1(a)(i)(A), including, without limitation, fixtures, furnishings, furniture, office supplies, tools, machinery, vehicles, equipment, computer equipment and other tangible personal property, and (B) all right, title and interest of Sellers in the personal property set forth on Schedule 1.1(a)(i)(B) which is used or held for use by Sellers at the Hannibal Facility;

(ii) all right, title and interest of Sellers in inventory relating primarily to the operation of the Facilities, including, without limitation, all materials and stores/ supplies, all work in process and all finished products including all such inventory in transit or on consignment which is owned by Sellers as of the Closing Date (the “Inventory”);

(iii) all Bens Run and Specialty Permits, including the Permits set forth on Schedule 3.4(a) (other than such Permits as are set forth on Schedule 1.1(b)(vi)), to the extent transferable by applicable Law;

(iv) except as set forth on Schedule 1.1(a)(iv), all Seller Intellectual Property (including the right to damages for past infringement), including the Seller Intellectual Property set forth on Schedule 3.6(a);

(v) all of Sellers’ rights under Contracts or oral contracts or agreements with customers and suppliers with respect to the Facilities, all operating leases for tangible personal property with respect to the Bens Run Facility and the Specialty Facility, including the Contracts set forth on Schedule 3.8, all capital leases with respect to the Bens Run Facility and the Specialty Facility set forth on Schedule 1.1(a)(v) (the “Assumed Capital Leases”), all real property leases with respect to the Bens Run Facility and the Specialty Facility set forth on Schedule 1.1(a)(v), and all other Contracts set forth on Schedule 1.1(a)(v) (collectively, the “Assigned Contracts”), in each case other than the Excluded Contracts and any Contracts not entered into in compliance with Section 5.3(b);

(vi) all of Sellers’ customer, supplier and vendor lists to the extent they are used or held for use, primarily in the operation of the of the Facilities, all of Sellers’ files and documents (including credit information) to the extent relating to customers and vendors of any Facility, and all of Sellers’ production data, equipment maintenance data, accounting records, inventory records, sales and sales promotional data, advertising materials, cost and pricing information, business plans, reference catalogs, information (including but not limited to design specifications), cage codes and any other such data and records, in each case to the extent relating to any Facility, including without limitation any such material on Sellers’ computer systems or maintained in electronic format;

(vii) any prepaid expenses, utility, security and/or other deposits (other than those set forth in Section 1.1(b)(i) below) paid primarily in connection with the operation of the Bens Run Facility or the Specialty Facility and in existence as of the Closing Date, except as set forth on Schedule 1.1(a)(vii) and except as such expenses pertain to any Excluded Assets;

(viii) all of Sellers’ right, title and interest in accounts receivable and notes receivable (other than intercompany notes, drafts or receivables) arising primarily from the operation of the Facilities and in existence as of the Closing (the “Accounts Receivable”);

(ix) all goodwill associated with the Bens Run Facility and the Specialty Facility;

(x) all Owned Real Property set forth on Schedule 3.5(a); and

(xi) all rights of Sellers pursuant to any express or implied warranties, representations or guarantees made by suppliers, manufactures and contractors furnishing goods or services to the extent furnished to or in connection with the operation of the Facilities.

Notwithstanding the foregoing, Sellers may retain copies of any Contracts, documents or records (x) which relate to properties retained by Sellers or activities conducted by Sellers after the Closing Date or (y) which are required to be retained pursuant to any legal requirement or are subject to the attorney-client privilege, for financial reporting purposes, for Tax purposes, or otherwise in connection with the Excluded Liabilities.

(b) Notwithstanding anything to the contrary herein, specifically excluded from the Assets are the following assets (the “Excluded Assets”):

(i) all cash (including the Purchase Price), cash equivalents, securities, certificates of deposit, Treasury bills and marketable securities held by Sellers or any of their Affiliates, including all cash and cash equivalents of Seller and its Affiliates used as collateral for certain credit arrangements and deposits with utilities, insurance companies and other Persons and all prepaid expenses, utility, security and/or other deposits paid primarily in connection with the operation of the Hannibal Facility (in each case other than any prepaid expenses and deposits transferred to Buyer pursuant to Section 1.1(a)(vii));

(ii) all intercompany notes, drafts and accounts receivable or other obligations for the payment of money (other than the Accounts Receivable transferred to Buyer pursuant to Section 1.1(a)(viii));

(iii) all bank and other depository accounts and safe deposit boxes of Sellers;

(iv) all prepaid income Taxes, deferred income Tax assets and refunds of income Taxes and income Tax loss carryforwards relating to any period or portion thereof ending on or prior to the Closing Date;

(v) all real property and all leases for real property at the Hannibal Facility and the real property and leases for real property set forth on Schedule 1.1(b)(v);

(vi) nontransferable Permits, including those set forth on Schedule 1.1(b)(vi) and all Permits relating to the Hannibal Facility;

(vii) all Benefit Plans and Benefit Plan assets;

(viii) all insurance policies of Sellers, any refunds paid or payable in connection with the cancellation or discontinuance of any insurance policies, and any claims made on/or under any such insurance policies;

(ix) all Actions, demands, rights and privileges that relate to Facilities on or prior to the Closing Date;

(x) (A) all Contracts of Sellers other than the Assigned Contracts and (B) all Contracts set forth on Schedule 1.1(b)(x) (the Contracts referred to in (A) and (B) collectively, the “Excluded Contracts”);

(xi) all of Sellers’ rights, claims, credits, causes of action or rights of set-off related to this Agreement and the Seller Transaction Agreements;

(xii) all of Sellers’ rights, claims, credits, causes of action or rights of set-off related to Excluded Liabilities;

(xiii) all Seller Intellectual Property set forth on Schedule 1.1(a)(iv);

(xiv) the SMS Mill Assets (unless the SMS Mill Assets are included as “Assets” pursuant to Section 1.7); and

(xv) other assets of Sellers or their Affiliates which are not used, held for use or intended to be used by Sellers at the Facilities or are not specifically identified as “Assets” in Section 1.1(a).

1.2 Assumed and Excluded Liabilities.

(a) Upon the terms and subject to the conditions set forth herein, at the Closing, Buyer (or its designee(s)) shall assume from Sellers (and thereafter pay, perform, discharge or otherwise satisfy in accordance with their respective terms), and Sellers shall irrevocably convey, transfer and assign to Buyer (or its designee(s)), all of the Assumed Liabilities (as defined below).

(b) For all purposes of and under this Agreement, the term “Assumed Liabilities” shall mean Sellers’ Liabilities with respect to the Assigned Contracts (other than with respect to damages resulting from any breaches or violations by any Seller or any Affiliate of a Seller occurring on or prior to the Closing Date).

(c) Sellers and their successors or assigns, absolutely and irrevocably, shall remain solely liable and responsible for any and all Liabilities of Sellers and their Affiliates that are not Assumed Liabilities (collectively, the “Excluded Liabilities”). The Excluded Liabilities shall include, without limitation:

(i) Liabilities for Taxes relating to the Facilities or any of the Assets with respect to taxable periods or portions thereof ending on or prior to the Closing Date (including any Periodic Taxes as calculated in accordance with Section 1.5(a));

(ii) Liabilities of Sellers in respect of transaction costs payable by any Seller pursuant to Section 11.9;

(iii) Liabilities with respect to any Employee, including, without limitation, severance or termination payments owed, pension obligations, Employment Agreements, Benefit Plans and Other Post Employment Benefits (OPEB) obligations and any Liabilities with respect to items set forth on Schedules 3.12(a)-(i), other than Liabilities for which Buyer has explicitly agreed to be responsible pursuant to Section 6.2(a) and 6.2(b);

(iv) Liabilities of Sellers related to the Excluded Assets;

(v) Accounts payable of the Sellers;

(vi) All intercompany payables;

(vii) All Liabilities arising out of (including Liabilities arising from any Action relating to) (A) the ownership, use, possession or condition of the Assets on or prior to the Closing, (B) the ownership or operation of the Bens Run Facility and the Specialty Facility on or prior to the Closing and (C) the ownership or operation of the Hannibal Facility on, prior to or after the Closing, other than Liabilities following the Closing for which Buyer has explicitly agreed to be responsible pursuant to Section 6.9 (in each case except to the extent such Liabilities constitute Assumed Liabilities);

(viii) All Liabilities for any design defect or product liability including, without limitation, by operation of applicable Law, in connection with any product or good with respect to the Facilities manufactured by or on behalf of any Seller on or prior to the Closing Date;

(ix) All repair, replacement and redesign obligations with respect to product warranty Liabilities relating to the Facilities and all Liabilities for any product recall, product liability claim, express or implied representation, warranty contract or guarantee made or which is imposed, including without limitation by operation of applicable Law, in connection with any product or good manufactured by or on behalf of Sellers with respect to the Facilities on or prior to the Closing Date;

(x) All Liabilities arising under Environmental Law related to (A) the ownership, use, possession or condition of the Assets on or prior to the Closing, (B) the ownership or operation of the Bens Run Facility or the Specialty Facility on or prior to the Closing and (C) the Hannibal Facility on, prior to or after the Closing other than Liabilities following the Closing for which Buyer has explicitly agreed to be responsible pursuant to Section 6.9;

(xi) All Indebtedness of the Sellers other than the Assumed Capital Leases;

(xii) All Liabilities relating to or arising out of the Hannibal Wind-Down (including, without limitation Liabilities relating to the termination of employment of any Employees with respect to the Hannibal Facility), other than Liabilities following the Closing for which Buyer has explicitly agreed to be responsible pursuant to Section 6.9; and

(xiii) Liabilities relating to the SMS Mill Assets, other than, if the SMS Mill Assets are included as “Assets” pursuant to Section 1.7, Liabilities following the Closing for which Buyer has explicitly agreed to be responsible pursuant to Section 6.9.

1.3 Purchase Price. On the Closing Date, Buyer shall pay (or cause its designee(s) to pay) to Sellers, and Sellers shall accept, together with Buyer’s assumption of the Assumed Liabilities provided in Section 1.2(b), in full payment for the Assets, an aggregate amount in cash equal to $133,000,000 less any Indebtedness represented by the Assumed Capital Leases (the “Purchase Price”), subject to adjustment pursuant to Sections 1.5, 1.6 and 1.7. At the Closing, Buyer shall pay (or cause its designee(s) to pay) to Sellers an amount equal to the Purchase Price plus the Closing Adjustment by means of a wire transfer of immediately available U.S. funds to one or more accounts designated by Sellers to Buyer at least three (3) Business Days prior to Closing.

1.4 Allocation of Purchase Price. Within ninety (90) calendar days after the Closing Date, Buyer shall prepare and deliver to Sellers for their review and approval (which approval shall not be unreasonably withheld) a statement setting forth the allocation of the Purchase Price among the Assets. In the event of any adjustment to the Purchase Price pursuant to Section 1.6 hereof and/or Section 1.7, Buyer shall amend such allocation to reflect the amount of any such adjustment due to an increase or decrease in value of one of the categories as to which the Purchase Price has been allocated or deducted from each such category of Assets. Sellers and Buyer each agree to report the sale and purchase of the Assets for all federal, state, local and foreign Tax purposes, including the filing of IRS Form 8594, in a manner consistent with such allocation and agree to take no position inconsistent with such allocation, unless otherwise required by applicable Law.

1.5 Allocation of Expenses. The following expenses attributable solely to the operation of the Facilities shall be allocated between and are hereby assumed by Buyer, on the one hand, and Sellers, on the other hand, as follows:

(a) Taxes and Utilities. All state, county, local and foreign real and personal property taxes, franchise fees or Taxes, and ad valorem Taxes on real or personal property (“Periodic Taxes”) included in the Assets shall be apportioned between Buyer and Sellers as of 11:59 p.m. on the Closing Date, computed on the basis of the fiscal year for which the same are levied based upon the relative number of days in the portion of the fiscal year up to and including the Closing Date and the relative number of days in the portion of the fiscal year subsequent to the Closing Date, and all utility charges, gas charges, electric charges, water charges, water rents and sewer rents with respect to the Assets, if any, shall be apportioned between Buyer and Sellers as of 11:59 p.m. on the Closing Date, computed on the basis of the most recent meter charges or, in the case of annual charges, on the basis of the established fiscal year. In the event Buyer or Sellers shall receive bills after the Closing Date for expenses incurred prior to the Closing Date that were not prorated in accordance with this Section 1.5(a), then Buyer or Sellers, as the case may be, shall promptly notify the other party as to the amount of the expense subject to proration and the responsible party shall pay its portion of such expense (or, in the event such expense has been paid on behalf of the responsible party, reimburse the other party for its portion of such expenses). With respect to Taxes other than Periodic Taxes, in the case that the Closing Date is not the end of the taxable period under applicable law, such

Taxes shall be determined as if the Closing Date were the end of a short taxable period and income or loss for such period shall be determined on the basis of closing of the books as of the close of business on the Closing Date.

(b) Transfer Taxes. Buyer and Sellers shall cooperate in preparing, executing and filing use, sales, transfer, documentary, stamp and similar Tax Returns relating to the purchase and sale of the Assets. Buyer and Sellers shall each be responsible for 50% of all such taxes. The party responsible under applicable Law for remitting any such Taxes and fees shall notify the other party in writing of the amount for which they are obligated to pay, and such other party shall pay such amount to the responsible party within twenty (20) calendar days of such written notice, who in turn shall pay and remit the same to the appropriate Governmental Authority. Such Tax returns shall be prepared in a manner that is consistent with the determination of the aggregate fair market values of the Assets by the classes contemplated by Section 1.4.

1.6 Purchase Price Adjustment.

(a) At least five (5) Business Days prior to the Closing Date, Sellers shall prepare and deliver to Buyer a statement setting forth the Sellers’ good faith estimate of the Closing Current Assets (the “Estimated Closing Current Assets”), together with reasonable supporting detail (such statement of the Estimated Closing Current Assets, the “Sellers’ Closing Current Assets Statement”). The Sellers’ Closing Current Assets Statement will be prepared in accordance with GAAP applied on a basis consistent with the preparation of each Seller’s unaudited financial statements for the period ended June 30, 2005 and set forth on Schedule 1.6(a). As used herein, “Closing Current Assets” means an amount equal to the sum of (i) the Accounts Receivable1, less accrued customer rebates and (ii) Inventory, in each case as of the close of business on the Closing Date. In calculating the Sellers’ Closing Current Assets, no effect shall be given to any act, event, circumstance, transaction or change in accounting treatment that occurs on or after the Closing Date, including without limitation, any of the transactions contemplated by this Agreement, the Buyer’s financing thereof, or any purchase accounting or similar adjustments resulting from the consummation of the transactions contemplated herein.

(b) No later than sixty (60) calendar days after the Closing Date, the Buyer shall in good faith prepare and deliver to the Sellers a statement indicating the Buyer’s calculation of the Closing Current Assets, together with reasonable supporting detail (such statement, the “Buyer’s Closing Current Assets Statement”).

(c) If Sellers disagree with the determination of the Closing Current Assets as shown on the Buyer’s Closing Current Assets Statement, Sellers shall notify Buyer in writing of such disagreement within thirty (30) calendar days after delivery of the Buyer’s Closing Current Assets Statement, which notice shall describe the nature of any such

[1]	Side letter re customer disputes to be entered into by the parties.

disagreement in reasonable detail, identify the specific items involved and the dollar amount of each such disagreement. After the end of such thirty (30) calendar day period, neither Buyer nor Sellers may introduce additional disagreements with respect to any item of the Closing Current Assets or increase the amount of any disagreement, and any item not so identified shall be deemed to be agreed to by Buyer and Sellers and will be final and binding upon the parties.

(d) Buyer and Sellers agree to negotiate in good faith to resolve any such disagreement. If Buyer and Sellers are unable to resolve all disagreements properly identified by Sellers pursuant to Section 1.6(c) within thirty (30) calendar days after delivery to Buyer of written notice of such disagreement, then such disagreements shall be submitted for final and binding resolution to Deloitte & Touche LLP to resolve such disagreements (the “Accounting Arbitrator”). The Accounting Arbitrator will only consider those items and amounts set forth in the Buyer’s Closing Current Assets Statement as to which Buyer and Sellers have disagreed on the terms specified above and must resolve the matter in accordance with the terms and provisions of this Agreement. The Accounting Arbitrator shall deliver to Buyer and Sellers, as promptly as practicable and in any event within sixty (60) calendar days after its appointment, a written report setting forth the resolution of any such disagreement determined in accordance with the terms of this Agreement. The Accounting Arbitrator shall select as a resolution the position of either Buyer or Sellers for each item of disagreement and may not impose an alternative resolution. The Accounting Arbitrator shall make its determination based exclusively on presentations and supporting material provided by the parties and not pursuant to any independent review. The determination of the Accounting Arbitrator shall be final and binding upon Buyer and Sellers. The fees, expenses and costs of the Accounting Arbitrator shall be paid by Buyer, on the one hand, and Sellers, on the other hand based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. Other than such fees and expenses of the Accounting Arbitrator, Buyer and Sellers shall each be responsible for their own costs and expenses incurred in connection with any actions taken pursuant to this Section 1.6.

(e) If the Closing Current Assets as finally determined in accordance with this Section 1.6 (the “Final Closing Current Assets”) are less than the Estimated Closing Current Assets, the Sellers shall pay to Buyer an amount equal to such excess, and if the Final Closing Current Assets are greater than the Estimated Closing Current Assets, the Buyer shall pay to Sellers an amount equal to such excess. Any amount paid under this Section 1.6(e) shall be referred to as an “Audit Adjustment.”

(f) If any Audit Adjustment is required to be paid by Sellers or Buyer pursuant to this Section 1.6, such Audit Adjustment shall be paid by wire transfer of immediately available funds to an account designated by the recipient of the Audit Adjustment within five (5) Business Days after the final determination of the amount of such reduction or increase in Purchase Price, together with interest thereon at a rate per annum equal to the prime rate of interest reported in The Wall Street Journal on the date of such payment, calculated on the basis of the actual number of days elapsed over 360, from the Closing Date to the date of payment.

(g) Each party shall provide the other party and its representatives with reasonable access to books and records and relevant personnel during the resolution of any disputes that may arise under this Section 1.6.

1.7 SMS Mill Adjustment. Sellers agree that if Sellers’ pending agreement to sell the SMS Mill Assets is terminated for any reason prior to, on or after the Closing Date, as soon as practicable thereafter (or at the Closing if such termination is prior to the Closing) Sellers shall convey, transfer, assign and deliver to Buyer (or its designee(s)), free and clear of all Encumbrances other than Permitted Encumbrances (excluding clause “e” of the definition thereof), all of Sellers’ right, title and interest in and to the SMS Mill Assets. Upon any such delivery of the SMS Mill Assets to Buyer (subject to Section 6.9), the Purchase Price shall be increased by $2,000,000 (the “SMS Additional Purchase Price”), Buyer shall deliver to Sellers an amount in cash equal to the SMS Additional Purchase Price and the terms “Assets” and “Hannibal Assets” will be deemed to include the SMS Mill Assets.

SECTION 2. CLOSING

2.1 Closing Date. The Closing shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, NY at 10:00 a.m. Eastern Standard Time one (1) Business Day following full satisfaction or due waiver of all of the closing conditions set forth in Sections 7 and 8 (other than those to be satisfied at the Closing) or on such other date as is mutually agreeable to the Buyer and Sellers. The date and time of the Closing are referred to herein as the “Closing Date.” Sellers and Buyer acknowledge that time is of the essence because Sellers’ intention to exit the operation of the Facilities is or will become known to its employees, customers, suppliers and others having dealings with Sellers.

2.2 Buyer’s Closing Date Deliveries. Subject to the satisfaction of the conditions set forth in Section 7, at the Closing, Buyer shall deliver (or cause to be delivered) to Sellers all of the following:

(a) An amount in cash equal to the Purchase Price, payable as provided in Section 1.3 (and any adjustments thereto under Section 1.6 and Section 1.7 that are applicable on the Closing Date);

(b) The following instruments of assumption and assignment:

(i) A Bill of Sale and Assignment Agreement, substantially in the form of Exhibit A (the “Bill of Sale”), executed by a duly authorized officer of Buyer;

(ii) An Assumption Agreement substantially in the form of Exhibit B (the “Assumption Agreement”), executed by a duly authorized officer of Buyer;

(iii) An Assignment of Intellectual Property substantially in the form of Exhibit C (the “IP Assignment Agreement”), executed by a duly authorized officer of Buyer;

(iv) All other instruments and certificates of assumption, novation and release as Sellers may reasonably request in order to effectively make Buyer responsible for all Assumed Liabilities and release Sellers therefrom to the fullest extent permitted under applicable Law;

(c) The certificate contemplated by Section 8.5, executed by a duly authorized officer of Buyer; and

(d) The Transition Services Agreement, executed by a duly authorized officer of Buyer.

2.3 Sellers’ Closing Date Deliveries. Subject to the satisfaction of the conditions set forth in Section 8, at the Closing, Sellers shall deliver to Buyer all of the following:

(a) A Bill of Sale, executed by a duly authorized officer of each Seller;

(b) An Assumption Agreement, executed by a duly authorized officer of each Seller;

(c) An IP Assignment Agreement, executed by a duly authorized officer of each Seller;

(d) Copies of all instruments, certificates, documents and other filings (if applicable) necessary to release the Assets from all Encumbrances, other than Permitted Encumbrances (excluding clause “e” of the definition thereof);

(e) The certificate contemplated by Section 7.9, executed by a duly authorized officer of each Seller;

(f) A duly executed “transferor’s certification of non foreign status” in the form specified by Treas. Reg. § 1.1445-2(b)(2); and

(g) The Transition Services Agreement, executed by a duly authorized officer of each Seller.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF SELLERS

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller hereby represents and warrants to Buyer that the statements set forth below are correct and complete, except as set forth in the Schedules attached hereto:

3.1 Organization and Power and Authority of Sellers. Each Seller is a corporation duly incorporated and validly existing under the Laws of its respective state of organization or formation. Each Seller has the power and authority to own or lease and operate the Assets and to carry on the businesses conducted at the Facilities in the manner conducted immediately prior to the date of this Agreement. Each Seller is qualified to do business and is in good standing (or its equivalent) in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

3.2 Authority of Sellers; Conflicts.

(a) Each Seller has the corporate power and authority to execute, deliver and perform this Agreement and each of the Seller Transaction Agreements. The execution, delivery and performance of this Agreement and the Seller Transaction Agreements entered into on the date of this Agreement by each Seller have been, and the other Seller Transaction Agreements by each Seller have been, or will be as of the Closing Date, duly authorized and approved by all necessary corporate action and do not require any further authorization or consent of any Seller or their respective stockholders. This Agreement has been duly authorized, executed and delivered by each Seller and (assuming the valid authorization, execution and delivery of this Agreement by Buyer) is the legal, valid and binding obligation of each Seller enforceable against each of them in accordance with its terms, and each of the Seller Transaction Agreements has been duly authorized by each Seller and upon execution and delivery by each Seller will be (assuming the valid authorization, execution and delivery by each other party thereto) the legal, valid and binding obligation of each Seller enforceable in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general equity principles.

(b) The execution and delivery by each Seller of this Agreement and each Seller Transaction Agreement, and the performance by them of their obligations hereunder or thereunder, does not and will not:

(i) violate any provision of the charter or bylaws of each Seller;

(ii) except as set forth on Schedule 3.2(b), (A) conflict with, contravene, result in a violation or breach of or default (with or without the giving of notice or the lapse of time or both), or result in the creation of any Encumbrance upon any of the Assets, under any provision of applicable Law relating to each Seller; (B) conflict with, contravene, result in a violation or breach of or default (with or without the giving of notice or the lapse of time or both), or result in the creation of any Encumbrance upon any of the Assets, under any Court Order to which each Seller is subject; or (C) require a registration, filing, application, notice, consent, approval, order, qualification or waiver with, to or from any Governmental Authority; or

(iii) except as set forth on Schedule 3.2(b), (A) require a consent, approval or waiver from, or notice to, any party to an Assigned Contract, or (B) conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both), or result in the creation of any Encumbrance upon any of the Assets under any Contract;

except, in any case under clauses (ii) and (iii) above, any violation, breach, default or non-compliance that, individually and in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect or to impair the ability of Sellers to perform their obligations hereunder.

3.3 Taxes. Sellers have filed or will have filed prior to the Closing Date all material Tax Returns with due dates prior to the Closing relating to the Facilities. Except as set forth on Schedule 3.3, all Taxes due and payable by Sellers on or before the Closing Date (whether or not shown or required to be shown on any Tax Return) have been paid or will be paid prior to the Closing Date. Except as set forth on Schedule 3.3, Sellers are not currently the beneficiary of any extension of time within which to file any material Tax Return. To the Knowledge of Sellers, no written claim has been made by an authority in a jurisdiction where Sellers do not file Tax Returns that any Seller is or may be subject to taxation by that jurisdiction. None of the Assets is subject to any material lien in favor of the United States pursuant to Section 6321 of the Code for nonpayment of federal Taxes, or any material lien in favor of any state or local or foreign jurisdiction pursuant to any comparable provision of state, local or foreign Law, under which transferee liability might be imposed upon Buyer as a buyer of such Assets pursuant to Section 6323 of the Code or any comparable provision of state, local or foreign Law. Sellers have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. To the Knowledge of Sellers, no taxing authority has assessed or threatened in writing to assess any additional Taxes for any period for which Tax Returns have been filed and with respect to which the statute of limitations for assessment has not yet run. There is no dispute or claim concerning any Tax liability of Sellers either (a) claimed or raised by any Governmental Authority in writing or (b), to the Knowledge of Sellers, based upon personal contact with any agent of such Governmental Authority. Except as set forth on Schedule 3.3, the Tax Returns filed since December 31, 2002 have not been audited and are not currently the subject of an audit or proceeding and no Tax Return filed on or before December 31, 2002 is currently the subject of an audit or proceeding. Sellers have not waived any statute of limitations in respect of Taxes.

3.4 Bens Run and Specialty Permits.

(a) Schedule 3.4(a) sets forth all material Permits owned, held or possessed by Sellers that are necessary to entitle them to own or lease, operate and use the Assets and to carry on and conduct the business at the Bens Run Facility and Specialty Facility in the manner conducted immediately prior to the date of this Agreement (“Bens Run and Specialty Permits”).

(b) There are no pending or, to the Knowledge of Sellers, threatened proceedings with any Governmental Authority that is reasonably expected to result in the revocation, cancellation or suspension or any modification of any Bens Run and Specialty Permit.

(c) Except as set forth on Schedule 3.4(c), all of the Bens Run and Specialty Permits are assignable.

3.5 Real Property.

(a) Schedule 3.5(a) contains a complete and accurate list of the following as of the date of this Agreement:

(i) All real property leased by any Seller and used primarily in connection with the businesses conducted at the Bens Run Facility and the Specialty Facility and the buildings, structures and improvements thereon (the “Leased Property”) and all real property leases and subleases (and all material amendments, addenda, extensions and modifications thereto) relating to the Leased Property;

(ii) All real property owned by any Seller and used primarily in connection with the businesses conducted at the Bens Run Facility and the Specialty Facility (the “Owned Real Property” and, together with Leased Property, the “Real Property”);

(iii) All Contracts or options (and all amendments, extensions and modifications thereto) held by Sellers, to purchase or acquire any interest in real property used primarily in the businesses conducted at the Bens Run Facility or Specialty Facility; and

(iv) All Contracts or options (and all amendments, extensions and modifications thereto) granted by Sellers, or contractual obligations (and all amendments, extensions and modifications thereto) on the part of Sellers to sell or dispose of any interest in Real Property that are in effect as of the date of this Agreement.

(b) Sellers have valid title to the Owned Real Property.

(c) Sellers have the right to occupy and use all Real Property. Except as set forth in Schedule 3.5(c)(i), there are no leases, subleases, licenses or other agreements granting to any third Person the right of use or occupancy of any portion of any Real Property (other than Permitted Encumbrances). To the Knowledge of Sellers, the Bens Run Facility and the Specialty Facility have received all required approvals of Governmental Authorities (including, without limitation, Permits) required in connection with the operation thereof. Except as set forth on Schedule 3.5(c), the improvements constructed on the Bens Run Facility and the Specialty Facility, including, without limitation, all leasehold improvements, owned or leased by Sellers at such facilities, are (x) in good operating condition and repair, subject to ordinary wear and tear and (y) in conformity in all material respects with all applicable Laws, ordinances, orders, regulations and other requirements relating thereto currently in effect, except to the extent that failure to comply with either clause (x) or clause (y) individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(d) Except as set forth on Schedule 3.5(d), Sellers have not received any written notice of any material proceeding in eminent domain or other similar proceeding materially affecting any Real Property. There exists no material Court Order outstanding against the Sellers which relates solely to the ownership, lease, use, occupancy or operation of the Real Property.

(e) To the Knowledge of the Sellers, except as set forth on Schedule 3.5(e), (i) the operation of the businesses at the Bens Run Facility and Specialty Facility on the Real Property, does not violate in any material respect, any zoning, use, occupancy, building or wetlands Law or requirement relating to the Bens Run Facility and Specialty Facility, (ii) the use and operation of the Real Property in the conduct of the businesses at the Bens Run Facility and the Specialty Facility, as currently conducted, do not violate in any material respect any instrument of record or agreement affecting such Real Property and (iii) there is no material violation of any covenant, condition, restriction, easement or agreement or order of any Governmental Authority that affects such Real Property or the ownership, operation, use or occupancy thereof.

(f) The Real Property, together with easements appurtenant to such Real Property, includes all of the real property used or held for use in connection with the operation of the businesses at the Bens Run Facility and the Specialty Facility, taken as a whole.

3.6 Intellectual Property.

(a) Schedule 3.6(a) contains a true, complete and correct list of all registered and applied for Seller Intellectual Property and all other material Seller Intellectual Property.

(b) Sellers either own the entire right, title and interest in and to or have the valid right to use all registered Seller Intellectual Property and all other material Seller Intellectual Property, free and clear of Encumbrances, except for Permitted Encumbrances and Encumbrances that will be released at or prior to Closing.

(c) All items set forth on Schedule 3.6(a) are valid and subsisting and in full force and effect, or to the extent such items are applications, are pending without challenge (other than office actions that may be pending before the U.S. Patent and Trademark Office or its foreign equivalents).

(d) To the Knowledge of Sellers, Sellers have not interfered with, infringed upon or misappropriated any Intellectual Property rights of third Persons in any material respect. In the past two years, Sellers have not received any written notice so alleging (including any claim that Sellers must license or refrain from using any Intellectual Property rights of any third Person). No action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand has been made within the past two years, is pending, or, to the Knowledge of Sellers, is threatened, which challenges the legality, validity, enforceability, use or ownership of any Seller Intellectual Property.

(e) Sellers have taken all reasonable action to safeguard and maintain (i) the secrecy and confidential or proprietary information and (ii) the proprietary rights of Sellers in all Seller Intellectual Property.

(f) To the Knowledge of Sellers, no third Person has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Seller Intellectual Property.

(g) Except as set forth on Schedule 3.6(g), Sellers have not granted any licenses (implied or express) with respect to the Seller Intellectual Property to any Person.

(h) Sellers have taken all reasonable action to maintain and preserve the Seller Intellectual Property, including without limitation entering into valid and effective confidentiality/non-disclosure agreements with all third Persons (other than Employees) to whom they disclose any confidential information or trade secrets that are Seller Intellectual Property, and making all filings and all payments of all maintenance and similar fees for any Seller Intellectual Property listed on Schedule 3.6(a).

3.7 No Violation, Litigation or Regulatory Action.

(a) With respect to the Assets and the Bens Run Facility and the Specialty Facility, Sellers are in material compliance with all applicable Laws and are in material compliance with all Permits. There are no outstanding Court Orders issued by, and no Seller has received written notice alleging any defaults or violations of Law from, any Governmental Authority with respect to the operation of the Facilities or the Assets.

(b) Except as set forth on Schedule 3.7(b), there are no Actions pending or, to the Knowledge of Sellers, threatened, against any Seller with respect to the operation of the Bens Run Facility and the Specialty Facility.

3.8 Assigned Contracts. Schedule 3.8 sets forth a list of each Assigned Contract in effect as of the date of this Agreement of the following types:

(a) any Contract entered into involving aggregate payments in excess of $50,000, to be made by any Seller in connection with the Facilities after the date of this Agreement, and which is not terminable on notice of ninety (90) days or less without penalty;

(b) any Contract entered into involving aggregate receipts in excess of $50,000, to be made to any Seller in connection with the Facilities after the date of this Agreement, and which is not terminable on notice of ninety (90) days or less without penalty;

(c) any stock purchase agreements, asset purchase agreements and other acquisition or divestiture agreements relating to the acquisition, lease or disposition by any Seller of any of the Assets (other than in the ordinary course of business consistent with past practice) under which any Seller has any ongoing indemnification or other material obligations;

(d) any Contract prohibiting or restricting any Seller’s use of the Assets, the conduct of the Facilities, the ability to compete with any Person, or the ability to engage in any business or operate in any geographical area;

(e) any lease or similar Contract pertaining to the Facilities under which (i) any Seller is the lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any third Person for an annual rent in excess of $10,000 or (ii) any Seller is the lessor of, or makes available for use by any third Person, any tangible personal property owned by it for an annual rent in excess of $10,000;

(f) any joint venture or limited partnership agreement relating to the Facilities or the ownership or control of any of the Assets;

(g) settlement agreements to which any Seller is a party and which were entered into on or after April 1, 2005, in connection with the conduct of the businesses at the Facilities or the ownership of the Assets;

(h) any guaranteed sale, consignment or volume rebate Contracts relating to the Assets or the Facilities; and

(i) all Contracts relating to the licensing of Seller Intellectual Property by any Seller to a third Person or by a third Person to any Seller.

3.9 Sufficiency of Assets. Except for any Excluded Assets, the Assets and the rights conferred by the Assigned Contracts relating to the Assets comprise all of the properties, assets (including, without limitation, computer software and licenses therefor) and rights of Sellers used or held for use primarily in the operation of the Bens Run Facility and the Specialty Facility and the Assets and the rights conferred by the Assigned Contracts relating to the Bens Run Facility and the Specialty Facility are sufficient to permit Buyer to conduct the businesses at the Bens Run Facility and Specialty Facility immediately after the Closing Date substantially as conducted by Sellers immediately prior to the date of this Agreement.

3.10 Status of Contracts. Each of the Assigned Contracts represents a legal, binding and enforceable obligation against the Seller who is party to such Assigned Contract and, to the Knowledge of Sellers, the other party to such Assigned Contract, and no Seller is, and to the Knowledge of Sellers, no other party to any Assigned Contract is, in default in any material respect under any such Assigned Contract. Sellers have either delivered to Buyer or given Buyer access to true, complete and correct copies of all Assigned Contracts.

3.11 No Brokers. Except as set forth in Schedule 3.11, no Seller nor any Person acting on behalf of a Seller has become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

3.12 Employee Benefits; Labor Matters.

(a) Each material Benefit Plan with respect to the Employees at the Bens Run Facility and the Specialty Facility is set forth on Schedule 3.12(a), and Sellers have made available to Buyer copies of (i) the most recent summary plan descriptions required by law, including a description of any modifications made since the most recent summary plan description, (ii) a copy of the plan document and related trust document, if any, and (iii) the most recent Form 5500 filing for each Benefit Plan, as applicable.

(b) Except as set forth on Schedule 3.12(b), neither the Sellers nor any of their ERISA Affiliates maintains or contributes to a Benefit Plan subject to Title IV or Section 302 of ERISA for the benefit of Employees at the Bens Run Facility or the Specialty Facility.

(c) Except as set forth on Schedule 3.12(c), the Sellers do not, and have not, maintained a Benefit Plan that provides retiree medical benefits to Employees at the Bens Run Facility or the Specialty Facility.

(d) Except as set forth on Schedule 3.12(d), the consummation of the transactions contemplated by this Agreement, including the performance by Buyer of its obligations under Section 6.2 hereof, will not, either alone or in combination with another event, (i) entitle any current or former employee of the Bens Run Facility and the Specialty Facility to

severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee.

(e) Schedule 3.12(e) contains a complete list as of the date of this Agreement of the names and titles of all Employees of any Seller or any Affiliate of any Seller with respect to the Bens Run Facility and the Specialty Facility.

(f) Except as set forth in Schedule 3.12(f), (i) no Employees of the Bens Run Facility and the Specialty Facility are represented by any union or similar labor organization and no Seller is party to any union, collective bargaining or similar agreement relating to the employees of the Bens Run Facility and the Specialty Facility, (ii) there are no activities or petitions by any labor union to organize any employees of the Bens Run Facility and the Specialty Facility, (iii) there is not and has not been in the last five years any labor strike, slowdown or work stoppage and no such action is pending or has been threatened at the Bens Run Facility or the Specialty Facility, and (iv) Sellers are in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours.

(g) There is no pending litigation relating to the employment, termination of employment, compensation or employee benefits of any current or former employee of the Bens Run Facility and the Specialty Facility or any Benefit Plans for the benefit of Employees at the Bens Run Facility or the Specialty Facility (except for routine claims for benefits), nor, to the Knowledge of Sellers, is any such litigation threatened.

(h) None of the Sellers is delinquent in payments to any employees, consultants or independent contractors at the Bens Run Facility or the Specialty Facility for any wages, salaries, commissions, bonuses or other compensation for any services rendered or otherwise due under any Contract or Law. All contributions to, and payments under, any Benefit Plans for the benefit of Employees at the Bens Run Facility or the Specialty Facility have been timely made in accordance with ERISA, the Code and the terms of such Benefit Plans (or any failure with respect thereto has been remedied in accordance with applicable Law). With respect to each Benefit Plan for the benefit of Employees at the Bens Run Facility or the Specialty Facility, the Sellers have complied, in all material respects, with the applicable requirements of ERISA, COBRA, the Code and any other applicable Laws, rules, regulations or terms of such Benefit Plans.

(i) Schedule 3.12(i) states the number of Employees terminated by Sellers at the Bens Run Facility and the Specialty Facility since the date at least six months prior to the date of this Agreement and contains a complete and accurate list of the following information for each Employee of the Sellers at the Bens Run Facility and the Specialty Facility who has been terminated or laid off or whose hours of work have been reduced by more than 50% by any Seller, in the six months prior to the date of this Agreement: (i) the date of such termination, layoff or reduction in hours; (ii) the reason for such termination, layoff or reduction in hours, and (iii) the location to which the employee was assigned, if applicable.

3.13 Employment Agreements. Except as set forth on Schedule 3.13, no Seller is a party to any Employment Agreement.

3.14 Environmental Matters.

(a) Except as disclosed on Schedule 3.14 and except as would not reasonably be expected to result in a Material Adverse Effect, Sellers (i) are in compliance with all applicable Environmental Laws, and (ii) have obtained, and are in compliance with, all Permits required by applicable Environmental Laws (“Environmental Permits”), and have made all appropriate filings for issuance or renewal of such Environmental Permits.

(b) Except as disclosed on Schedule 3.14 and except as would not reasonably be expected to result in a Material Adverse Effect, and to the Knowledge of Sellers, there is no contamination by, and there have been no releases or threatened releases of, Hazardous Substances at, on, under, or migrating to or from the Bens Run Facility or the Specialty Facility; in each case, that is in violation of, or would be reasonably likely to lead to Liabilities under, any Environmental Law.

(c) Except as disclosed on Schedule 3.14 and except as would not reasonably be expected to result in a Material Adverse Effect, neither Sellers (with respect to the businesses conducted at the Bens Run Facility or the Specialty Facility) have used any waste disposal site, or otherwise disposed of, transported, or arranged for the transportation of, any Hazardous Substances to any place or location (i) in violation of any Environmental Laws, (ii) listed on the National Priorities List or any comparable list of state sites, or (iii) in a manner that has given or is reasonably likely to give rise to Liabilities pursuant to any Environmental Laws.

(d) Except as disclosed on Schedule 3.14 and except as would not reasonably be expected to result in a Material Adverse Effect, there are no Actions pending or, to the Knowledge of Sellers, threatened that are based on or related to any Environmental Matters relating to the Bens Run Facility or the Specialty Facility, or Sellers (with respect to the businesses conducted at the Bens Fun Facility or the Specialty Facility) and Sellers have not received written notices that Sellers or the Bens Run Facility or the Specialty Facility or any person whose liability has been retained or assumed contractually by Sellers are or may be a potentially responsible person or otherwise liable in connection with storage, handling, treatment, processing, disposal, generation or transportation of Hazardous Substances at or from the Bens Run Facility or the Specialty Facility.

(e) Sellers have made available to Buyer true and complete copies and results of all environmental assessments and audits and any other material reports, studies, analyses, tests, or monitoring in Sellers’ possession or initiated by (and reasonably available to Sellers) pertaining to Environmental Matters relating to the Bens Run Facility or the Specialty Facility.

3.15 Title to Assets. Sellers have good title to the Assets, free and clear of all Encumbrances, other than Permitted Encumbrances. Subject to the receipt of any consents of the third parties listed on Schedule 3.2(b), Sellers have the right and power to sell, convey, assign, transfer and deliver to Buyer valid title in and to, or a valid leasehold interest in, or a valid license for, all of the Assets, free and clear of any and all Encumbrances, except for Permitted Encumbrances.

3.16 Suppliers and Customers. Schedule 3.16 sets forth as of the date of this Agreement the ten (10) largest suppliers and customers of the Sellers with respect to each of the Facilities, to the extent applicable, based on the aggregate value of products and services purchased or supplied, as the case may be for the nine-month period ended September 30, 2005. To the Knowledge of Sellers, except as otherwise set forth on Schedule 3.16, on or prior to the date of this Agreement, none of the suppliers or customers of the Sellers with respect to each of the Facilities has ceased, or given notice to any Seller of any intention to cease, to supply or purchase products and services from the Facilities or to materially decrease such supply or purchase.

3.17 Product Liability. There are no existing or, to the Knowledge of Sellers, threatened product liability or other similar material claims against any Seller that any product manufactured, sold, marketed or distributed at any time by the Sellers with respect to the Specialty Facility (the “Products”), is defective or unsafe or fails to meet any standards promulgated by any Governmental Authority. Since December 31, 2002, none of the Products have been subject to recall.

3.18 Insurance. The Assets are insured by the policies disclosed on Schedule 3.18. Such insurance is adequate for use of the Assets and operation of the Facilities.

3.19 Equity and Debt Interests. The Assets do not include any equity or debt interest in any Person.

3.20 WARN. Since April 1, 2005, there has not been any material change in the compensation of the employees listed on Schedule 3.12(i). Since April 1, 2005, the Sellers have not taken any action at the Bens Run Facility or the Specialty Facility which would constitute a “plant closing” or “mass layoff” within the meaning of the Worker Adjustment and Retraining Notification Act (“WARN”) or issued any notification of a plant closing or mass layoff at such Facilities required by WARN.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF BUYER.

As an inducement to Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to the Sellers that the statements set forth below are correct and complete:

4.1 Organization of Buyer. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Buyer has the corporate power and corporate authority to own or lease and operate its assets and to carry on its businesses in the manner that they were conducted immediately prior to the date of this Agreement.

4.2 Authority of Buyer. Buyer has the corporate power and corporate authority to execute, deliver and perform this Agreement and each of the Buyer Transaction Agreements. The execution, delivery and performance of this Agreement and the Buyer Transaction Agreements entered into on the date of this Agreement by Buyer have been, and the other Buyer Transaction Agreements by Buyer have been, or will be as of the Closing Date, duly authorized and approved by Buyer’s board of directors and do not require any further authorization or consent of Buyer or its stockholders. This Agreement has been duly authorized, executed and delivered by Buyer and (assuming the valid authorization, execution and delivery of this Agreement by Sellers) is the legal, valid and binding obligation of Buyer enforceable in accordance with its terms, and each of the Buyer Transaction Agreements has been duly authorized by Buyer and upon execution and delivery by Buyer will be (assuming the valid authorization, execution and delivery by each other party thereto) the legal, valid and binding obligation of Buyer enforceable in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general equity principles.

4.3 No Violation of Law and Agreements. The execution and delivery by Buyer of this Agreement and each Buyer Transaction Agreement, and the performance by Buyer of its obligations hereunder or thereunder, does not and will not:

(a) violate any provision of the charter or bylaws of Buyer;

(b) (i) conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both) any provision of applicable Law relating to Buyer; (ii) conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both) any Court Order to which Buyer is subject; or (iii) require a registration, filing, application, notice, consent, approval, order, qualification or waiver with, to or from any Governmental Authority; or

(c) (i) except for requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), require a consent, approval or waiver from, or notice to, any party to any material Contract to which Buyer or any Affiliate thereof is a party; or (ii) conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both) any provision of a Contract to which Buyer or any Affiliate thereof is a party.

4.4 No Litigation or Regulatory Action.

(a) There are no Actions or investigations pending or, to the knowledge of Buyer, threatened against Buyer or its Affiliates which would reasonably be expected to prevent, hinder or delay the consummation of the transactions contemplated by this Agreement; and

(b) There is no Action or investigation pending or, to the knowledge of Buyer, threatened, that questions the legality or propriety of the transactions contemplated by this Agreement or any of the Buyer Transaction Agreements.

4.5 No Brokers. Neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

4.6 Financial Ability. Buyer will have on the Closing Date sufficient funds to consummate the transactions contemplated by this Agreement and perform its obligations hereunder (including, without limitation, its obligation to pay the Purchase Price pursuant to Section 1.3 and any adjustment that may be payable pursuant to Section 1.6 or Section 1.7). On the date of this Agreement, after giving pro forma effect to the transactions contemplated by this Agreement, Buyer does not have any reasonable basis to believe that it will not have such sufficient funds to consummate the transactions contemplated by this Agreement on the Closing Date.

SECTION 5. ACTION PRIOR TO THE CLOSING DATE

Buyer and Sellers covenant and agree to take the following actions between the date of this Agreement and the earlier of (x) the date this Agreement is terminated pursuant to its terms and (y) the Closing Date:

5.1 Access to Information. Sellers shall afford to the officers, employees and authorized representatives of Buyer (including, without limitation, independent public accountants, financial advisors and attorneys) reasonable access during normal business hours, upon reasonable advance notice, to the offices, properties, executive employees, books, Contracts, reports and business and financial records (including computer files, retrieval programs and similar documentation) of Sellers relating to the Assets and the Facilities to the extent Buyer shall reasonably deem necessary and shall furnish to Buyer or its authorized representatives such additional information concerning Sellers relating to the Assets and the Facilities as shall be reasonably requested (including reasonable access to the work papers and written reports of Sellers’ auditors and all other written communications from Sellers’ auditors to the extent related to the Facilities or the Assets, and shall furnish them or provide them with reasonable access to all such documents, financial data, records and information with respect to the Facilities, as Buyer shall from time to time reasonably request, including information necessary for making filings under the HSR Act); provided, however, that Sellers shall not be required to violate any obligation of confidentiality to which any Seller is subject in discharging its obligations pursuant to this Section 5.1; provided, further, that Sellers shall use reasonable commercial efforts to obtain consent from any relevant third Persons to discharge Sellers’ obligations pursuant to this Section 5.1. All information and documents obtained by Buyer pursuant to this Agreement will be subject to the terms of the Confidentiality Agreement. Buyer agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of any Seller and Buyer and its representatives shall not, except in the ordinary course of Buyer’s business, speak to any of the employees, customers, distributors, and suppliers of any Seller without Sellers’ prior written consent, and any such communications permitted by Sellers shall be made in the presence of a representative of Sellers. Sellers shall permit Buyer to have informational discussions with the United Steelworkers of America, AFL-CIO Local Union no. 5760-01 with respect to the Bens Run Collective Bargaining Agreement and Sellers shall use their reasonable efforts to schedule such discussions.

5.2 Consents of Third Parties; Governmental Approvals.

(a) Sellers shall take all commercially reasonable steps to obtain and satisfy, at the earliest practicable date, all consents of each applicable third party and Governmental Authority to permit the assignment to Buyer of the Assets pursuant to the terms and conditions hereof. Except as otherwise specifically provided for herein, any costs payable to third Persons in connection with obtaining any such consents shall be paid by Sellers. Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Asset which by its terms or by Law is nonassignable without the consent of a third party or a Governmental Authority or is cancelable by a third party or Governmental Authority in the event of an assignment (“Nonassignable Assets”). To the extent permitted by applicable Law, in the event consents to the assignment thereof cannot be obtained, such Nonassignable Assets shall be held, as of and from the Closing Date, by Sellers or the applicable Affiliate of a Seller in trust for Buyer (or any successor to or assignee of Buyer, by operation of law or otherwise) and the covenants and obligations thereunder shall be performed by Buyer in such Seller’s or such Affiliate’s name and all benefits and obligations existing thereunder shall be for Buyer’s account. Sellers shall take or cause to be taken at Sellers’ reasonable expense such actions in its name or otherwise as Buyer may reasonably request so as to provide Buyer with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets and Sellers or the applicable Affiliate of a Seller shall promptly pay over to Buyer all money or other consideration received by it with respect to all Nonassignable Assets.

(b) Sellers shall make or cause to be made all filings and submissions under any Laws applicable to the Sellers for the consummation of the transactions contemplated herein. Sellers shall coordinate and cooperate with the Buyer in exchanging such information and providing such assistance as the Buyer may reasonably request in connection with all of the foregoing. Without limiting the generality of the foregoing, Sellers shall file promptly after the date of this Agreement all required Notification and Report Forms and related material that it is required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act.

(c) Buyer shall make or cause to be made all filings and submissions under any Laws applicable to Buyer for the consummation of the transactions contemplated herein. Buyer shall coordinate and cooperate with the Sellers in exchanging such information and providing such assistance as the Sellers may reasonably request in connection with all of the foregoing. Without limiting the generality of the foregoing, Buyer shall file promptly after the date of this Agreement all Notification and Report Forms and related material that it is required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, and Buyer shall be responsible for all filing fees under the HSR Act. Buyer shall take, or cause to be taken by others, all commercially reasonable steps to obtain and satisfy, at the earliest practicable date, all consents of each applicable Governmental Authority to the assignment to Buyer of the Assets pursuant to the terms and conditions hereof.

5.3 Operations Prior to the Closing Date.

(a) Between the date of this Agreement and the Closing Date, except as set forth on Schedule 5.3(a), as otherwise expressly contemplated by this Agreement or with the written approval of Buyer, Sellers shall:

(i) operate and carry on the operation of the businesses conducted at the Facilities in the ordinary course of business consistent with past practice since April 1, 2005 and use commercially reasonable efforts to preserve intact the Facilities, to keep available the services of the current officers and key employees of the Facilities, and to preserve the relationships and goodwill of the suppliers, contractors, licensors, and others having relations with Sellers in connection with the Facilities, and to maintain and preserve the electronic data of the Facilities, including without limitation, saving and backing up data, in the ordinary course of business consistent with past practice since April 1, 2005; and

(ii) with respect to the Facilities, continue to meet their contractual obligations and to pay such obligations, and to pay all of their accounts payable, in each case in the ordinary course of business consistent with past practice.

(b) Except as set forth on Schedule 5.3(b), as otherwise contemplated by this Agreement or with the written approval of Buyer, between the date of this Agreement and the Closing Date, no Seller shall do any of the following:

(i) make any material change in the Assets or the Facilities, except such changes as may be required to comply with any applicable Law or to effect the Hannibal Wind-Down;

(ii) sell, pledge, dispose of, encumber or otherwise grant any right in any asset that but for such action would be included in the definition of Assets, except with respect to the sale of Inventory in the ordinary course of business consistent with past practice and except for Permitted Encumbrances;

(iii) make any deviation from Sellers’ total capital expenditure budget at the Bens Run Facility or the Specialty Facility for such period as provided in Schedule 5.3(b)(iii);

(iv) enter into any Contract in relation to the Bens Runs Facility and the Specialty Facility for the purchase or lease (as lessor or lessee) of real property or exercise any option to extend a lease set forth on Schedule 3.5(a);

(v) institute any increase in any, or adopt any new, collective bargaining, profit-sharing, bonus, incentive, compensation, restricted stock, deferred compensation, pension, retirement, medical, hospital, disability, severance, termination, welfare, employment, consultation or other employee benefit plan agreement, trust, fund, plan or arrangement with respect to any Employees at the Bens Run Facility or the Specialty Facility, other than in the ordinary course of business consistent with past practice as required by any such existing plan or Contract, or by Law;

(vi) enter into any Contract which would be included in the definition of Assigned Contracts or make any modification to any existing Assigned Contract, except with respect to entering into or modification in the ordinary course of business consistent with past practice since April 1, 2005;

(vii) with respect to the Facilities, cause, or take or omit to take any action to allow, any Assigned Contract to lapse (other than in accordance with its terms);

(viii) hire any new employees, agents or consultants for the Bens Run Facility or the Specialty Facility except to replace existing employees, agents or consultants at similar compensation levels and except for any new employees hired in the ordinary course of business consistent with past practice since April 1, 2005;

(ix) allow the lapse of, abandon, or otherwise dedicate to the public domain, any of the rights of ownership of material Seller Intellectual Property or use by a third Person of any material Seller Intellectual Property rights; or

(x) agree or otherwise commit to take any of the actions described in the foregoing clauses (i) through (ix).

5.4 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party will use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including, without limitation, the use of commercially reasonable efforts to execute and deliver any documents reasonably requested by either party hereto and to satisfy such party’s conditions to Closing set forth herein).

5.5 Physical Inventory. Prior to the Closing Date, representatives of Buyer shall be able to witness Sellers’ physical count of the Inventory in connection with Sellers preparation of the Sellers’ Closing Current Assets Statement, which shall take place not less than five (5) calendar days prior to the Closing Date and not more than ten (10) calendar days prior to the Closing Date. In conducting such physical inventory count, Sellers shall, with the consent of Buyer (such consent not to be unreasonably withheld) use methodologies and procedures consistent with past practice since April 1, 2005.

SECTION 6. ADDITIONAL AGREEMENTS

6.1 Name. Except as otherwise provided in this Section 6.1 and notwithstanding anything to the contrary contained herein, Buyer shall have no rights to the “Ormet” name or logos after the Closing Date (“Sellers’ Logos”). Buyer and its designees shall (i) as soon as reasonably practicable, but in any event within three (3) months after the Closing Date, remove all of the Sellers’ Logos from all exterior signs located at the Bens Run Facility and the Specialty Facility, and (ii) as soon as reasonably practicable, but in any event within six (6) months after the Closing Date, cease to use all of the Sellers’ Logos upon, in connection with, or in relation to, any packaging for Inventory, Inventory, and marketing, promotional and sales materials (including without limitation, catalogs, labels, brochures and manuals); provided, however, that with respect to Inventory in existence at the Closing or manufactured within the three (3) month period after the Closing, there shall be no limitations on Buyer’s rights to use Sellers’ Logos. For the avoidance of doubt, Buyer and its designees shall be able to sell, use, distribute and take any other action in connection with the Inventory and packaging for Inventory identified in the prior sentence during the cessation period.

6.2 Employees; Employee Benefits.

(a) Hiring of Employees.

(i) Prior to the Closing Date, but effective as of the Closing, Buyer shall make offers of employment on an at-will basis to all of the non-represented Employees of the Bens Run Facility and the Specialty Facility (except those on long-term disability or non-medical leave of absence, or who are consultants, independent contractors providing individual services, agents and directors or those who have retired) (each such non-represented Employee, upon accepting an offer of employment from Buyer, a “Transferred Employee”). Each such offer shall be communicated in a writing the form of which shall be mutually agreed to by the Sellers and Buyer and shall include base salary or base wages that are the same as were in effect immediately prior to the Closing Date and employee benefits, including health and medical benefits and severance that, in the aggregate with respect to each Transferred Employee, are similar to those provided to Buyer’s employees in similar or comparable places and/or types of employment. For purposes of the plans, programs and arrangements of Buyer relating to compensation and employee benefits, each Transferred Employee shall be credited with all years of service for which such Transferred Employee was credited before the Closing Date under any similar Benefit Plans for purposes of eligibility, vesting and severance but not for purposes of benefit service or accrual or early retirement subsidies, and except to the extent such credit would result in the duplication of benefits. Nothing in this Agreement shall limit the right of Buyer following the Closing to terminate the employment of any Transferred Employee or to change the terms and conditions or rate of salary or wages of any Transferred Employee; it being understood that following the Closing Buyer shall be responsible for the severance obligations with respect to each Transferred Employee under Buyer’s severance plans.

(ii) Buyer shall indemnify and hold harmless Sellers against (A) any severance Liabilities owed in connection with Sellers’ severance plans in effect on the date of this Agreement and paid by Sellers to represented employees of the Ben’s Run Facility who are terminated by Seller and not hired by Buyer as a result of the transactions contemplated by this Agreement and (B) any Liabilities of Sellers arising out of an unfair labor practice claim by the United Steelworkers of America, AFL-CIO Local Union no. 5760-01 in connection with Buyer not making offers of employment to represented Employees of the Bens Run Facility pursuant to Section 6.2(a)(i).

(b) Accrued Vacation. With respect to any unused vacation time accrued in 2005 (not including vacation time accrued prior to 2005 and carried into 2005) which any Transferred Employee is eligible to take pursuant to the vacation policy maintained by the Sellers applicable to such Transferred Employee immediately prior to the Closing Date (“Accrued Vacation Time”), Buyer shall allow such Transferred Employee to use such Accrued Vacation Time during that individual’s employment with Buyer (notwithstanding any contrary program or policy of Buyer), and if such employment is terminated prior to a Transferred Employee’s use of all such Accrued Vacation Time, Buyer shall provide such individual with equivalent compensation in lieu of such Accrued Vacation Time.

(c) Health Plans Transition. To the extent permitted by applicable Law, Buyer shall waive, or cause to be waived, any pre-existing condition limitation under any welfare benefit plan maintained by Buyer in which any Transferred Employee (and their eligible dependents) will be eligible to participate from and after the Closing, except to the extent that such pre-existing condition limitation would have been applicable under the comparable Company welfare benefit plan immediately prior to the Closing. To the extent permitted by applicable Law, Buyer shall recognize, or cause to be recognized, the dollar amount of all expenses incurred by each Transferred Employee (and his or her eligible dependents) during the calendar year in which the Closing occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Closing.

(d) No Third Party Beneficiaries. Nothing herein is intended to, and shall not be construed to, create any third party beneficiary rights of any kind or nature, including, without limitation, the right of any Transferred Employee or other individual to seek to enforce any right to compensation, benefits, or any other right or privilege of employment with Sellers or Buyer.

(e) Sellers shall be solely responsible for any notices required to be given under, and to otherwise comply with, WARN or similar Laws of any jurisdiction relating to any plant closing or mass layoff (or similar triggering event) caused by any Seller with respect to its Employees on or before the Closing.

6.3 Insurance. Sellers will keep insurance policies currently maintained relating to the operation of the Facilities, the Assets and current Employees, or suitable replacements therefor, in full force and effect until the Closing Date. Buyer shall become exclusively responsible for all insurance coverage after the Closing with respect to the Bens Run Facility and the Specialty Facility and the Assets.

6.4 Acquisition of Rights to Confidentiality. Schedule 6.4 sets forth a complete and accurate list of all confidentiality agreements, standstill agreements, non-solicitation agreements or like agreements (“Non-Disclosure Agreements”) between any Seller or any Affiliate of any Seller and Persons other than Buyer that were entered into in connection with or relating to the possible purchase or sale of all or any portion of the Facilities or the Assets. At the Closing, Sellers shall assign to Buyer, to the extent assignable, all rights, if any, of Sellers and their Affiliates under the Non-Disclosure Agreements, including, without limitation, the right to enforce all terms of such Non-Disclosure Agreements. If the rights of Sellers or their Affiliates under any Non-Disclosure Agreement are not assignable, Sellers and their Affiliates shall cooperate in a commercially reasonable manner with Buyer at Buyer’s expense in taking any action reasonably requested by Buyer, including without limitation, instituting litigation, to enforce for the benefit of Buyer any and all rights of Sellers and their Affiliates against a third party thereto. At the Closing, Sellers shall deliver to Buyer the executed copies of all such Non-Disclosure Agreements.

6.5 Cooperation in Litigation. Buyer and Sellers shall reasonably cooperate with each other at the requesting party’s expense in the prosecution or defense of any Action arising from their respective operation of the Facilities acquired by Buyer pursuant to this

Agreement and involving one or more third Persons. Unless the party requesting such cooperation is entitled to indemnification from the other party pursuant to Section 9 hereof, the requesting party shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including reasonable legal fees and disbursements) by the party providing such cooperation and by its officers, directors, employees and agents.

6.6 Confidentiality. For a period of three (3) years from the Closing Date, Sellers and their Affiliates shall maintain the confidentiality of, and shall not use for the benefit of themselves or others, any information concerning the Assets and the operation of the Facilities treated by Sellers in the ordinary course of business consistent with past practice since April 1, 2005 as confidential (the “Confidential Information”); provided, however, that the immediately foregoing restriction shall not restrict (i) disclosure by any Seller or any Affiliate thereof of any Confidential Information (A) insofar as it relates to the Excluded Assets or the Excluded Liabilities or (B) required by applicable Law or any court of competent jurisdiction, (ii) any disclosure on a confidential basis to Affiliates of Sellers and Sellers’ representatives, agents and advisors (including Sellers’ attorneys, accountants, lenders and investment bankers), (iii) any disclosure of information (A) which is available publicly as of the date of this Agreement, (B) which, after the date of this Agreement, becomes available publicly through no fault of the disclosing party, (C) which is disclosed to any Seller or any Affiliate thereof by another Person who acquired it without an obligation of confidentiality to Buyer or (D) which is independently developed by an employee of Sellers or any Affiliate thereof who had no access to such information, and (iv) Sellers’ use of such Confidential Information to protect or enforce their rights or perform their obligations under this Agreement or in connection with Tax or other regulatory filings, litigation, financial reporting or other reasonable business purposes or their use of such information to enforce their rights against any third Person.

6.7 Confidentiality Agreement. The Confidentiality Agreement shall terminate and be of no further force and effect as of the Closing.

6.8 No Solicitation. From the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement pursuant to Section 10 hereof, no Seller nor any of their Affiliates or any Person acting on their behalf shall furnish or cause to be furnished any confidential information concerning the Facilities to any Person (other than Buyer and its representatives, agents and advisors or Sellers’ representatives, Affiliates, agents, advisors or employees, on a confidential basis).

6.9 Hannibal Assets Removal. Following the Closing, Sellers shall give Buyer reasonable access to the Hannibal Facility in order for Buyer to remove the Assets located at the Hannibal Facility which consist of tangible personal property. Buyer shall use its commercially reasonable efforts to remove such Assets within six (6) months after Closing. If any of such Assets are not removed from the Hannibal Facility within six (6) months after the Closing then (a) for the following six (6) month period until all such Assets are removed, Buyer shall pay a per month market level storage fee (provided that such fee shall be no less than Sellers’ reasonable out-of-pocket costs and expenses incurred in storing such Assets and providing Buyer with proper access to and security of such Assets) (the “Base Fee”) to Sellers for the storage of such non-removed Assets at the Hannibal Facility and (b) for the subsequent six (6) months until such Assets are removed, Buyer shall pay the Base Fee plus 10% of the Base

Fee to Sellers for the storage of such Assets (such additional percentage being increased by 10% of the Base Fee per month for each month thereafter until such Assets are removed). Buyer will remove all of such Assets within eighteen (18) months after the Closing. Buyer and Sellers, as the case may be, shall abide by and be bound by their respective duties pursuant to Schedule 6.9A and 6.9B, respectively. Buyer shall be responsible for the cost of removing such Assets and shall be responsible for all Liabilities caused solely by Buyer’s removal of such Assets. Sellers shall be responsible for all costs and Liabilities in connection with their duties pursuant to Schedule 6.9B. Prior to removal of such Assets from the Hannibal Facility, Sellers shall use their commercially reasonable efforts to protect such Assets from destruction, damage and theft.

6.10 Hannibal Wind-Down. Sellers shall effect the Hannibal Wind-Down in a manner to ensure that the Assets at the Hannibal Facility that are tangible personal property to be delivered to Buyer at the Closing will be in materially the same condition as on the date of this Agreement, subject to ordinary wear and tear.

6.11 Transition Services Agreement. Prior to the Closing, Sellers and Buyer shall enter into a transition services agreement (the “Transition Services Agreement”) containing the terms set forth in Schedule 6.11 and other terms customary for such types of agreements.

6.12 Supply Agreement. Sellers shall comply with all of their obligations under the Supply Agreement attached as Exhibit D hereto (the “Supply Agreement”) (either by producing such products or obtaining commitments from third parties for such products as described below); provided that the foregoing obligations shall be deemed to be satisfied if (a) at the Closing at least 75% of the volume of each product specified on the Supply Agreement shall have been shipped or shall be ready for shipment and (b) at the Closing Sellers shall have commitments from third parties (in form and substance reasonably satisfactory to Buyer) to deliver the remaining products set forth on the Supply Agreement within a reasonable time after Closing. All materials delivered to Buyer under the Supply Agreement on or prior to the Closing Date shall be invoiced to Buyer on the Closing Date at the current market price and shall be included as “Accounts Receivable”, including for purposes of calculating the Closing Current Assets.

6.13 Achievement Bonus Program. On the Closing Date Sellers (a) shall assess whether any Employees at the Bens Run Facility covered by the Achievement Bonus Program have met the targets provided therein (such assessment shall be made by pro rating each target based on the number of days elapsed prior to the Closing Date in the quarter in which the Closing occurs over the total number of days in such quarter) and (b) shall pay all amounts so owed under the Achievement Bonus Program to such Employees.

6.14 Buyer Acknowledgements.

(a) Buyer hereby represents, warrants and acknowledges that:

(i) it has selected and been represented by, and/or consulted with, such expert advisors as it has deemed appropriate in connection with the negotiation of this Agreement and its determination to enter into and consummate the transactions contemplated hereby;

(ii) it has sufficient knowledge and experience to evaluate the technical, commercial, financial, legal and other risks associated with acquiring the Assets on the terms hereunder; and

(iii) it has conducted to its satisfaction a thorough and independent investigation, review and analysis of the operation of the Facilities, Assets, Liabilities, results of operations, financial condition, software, technology and the prospects of the Assets and the Laws applicable to the operations of the Facilities.

(b) Buyer hereby agrees that, except as expressly set forth in this Agreement (the “Specified Representations”), the Assets and the Assumed Liabilities are transferred “AS IS,” “WHERE IS” AND, SUBJECT ONLY TO THE SPECIFIED REPRESENTATIONS, AND WITHOUT ANY OTHER REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE WHATSOEVER, EXPRESS OR IMPLIED, ORAL OR WRITTEN.

(c) Buyer acknowledges and agrees that, except for the Specified Representations, neither Sellers, their Affiliates, any of their respective representatives, nor any other Person, makes or shall be deemed to make, any representation or warranty to Buyer, express or implied, at law or in equity, on behalf of Sellers with respect to the Assets, the Facilities, or the Assumed Liabilities, or otherwise, including with respect to any other information provided prior to the date of this Agreement to Buyer, whether on behalf of Sellers or such other Persons.

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer under this Agreement shall, at the option of Buyer, be subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

7.1 No Misrepresentation or Breach of Covenants and Warranties. (a) The representations and warranties of Sellers set forth in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (other than those representations and warranties which expressly relate to an earlier date, which shall have been true and correct as of such earlier date), in each case except to the extent that the failure of such representations and warranties to be true and correct individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect provided, however, that for purposes of this clause (a) such representations and warranties shall be construed as if they did not contain any qualification that refers to “material”, “materiality” or “Material Adverse Effect”, and (b) each Seller shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

7.2 Necessary Governmental Approvals. The waiting period (and any extensions thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been earlier terminated.

7.3 Deliveries by Sellers. Sellers shall have delivered to Buyer at Closing all of the items specified to be delivered by Sellers in Section 2.3(a), (b), (c), (e), (f) and (g).

7.4 No Injunction. Consummation of the transactions contemplated by this Agreement shall not have been restrained, enjoined or otherwise prohibited by any applicable Law, including any Court Order, decree or judgment of any court or other Governmental Authority, and there shall not have been promulgated, entered, issued or determined by any court or other Governmental Authority to be applicable to this Agreement any applicable Law making illegal the consummation of the transactions contemplated by this Agreement.

7.5 Required Consents. Sellers shall have obtained and delivered to Buyer, in form reasonably acceptable to Buyer, the consents, approvals, waivers and notices set forth on Schedule 7.5.

7.6 Releases of Encumbrances. Sellers shall have delivered to Buyer evidence, in a form reasonably satisfactory to Buyer, of releases of all Encumbrances with respect to all Assets, other than Permitted Encumbrances (excluding clause “e” of the definition thereof).

7.7 No Material Adverse Effect. No event, change or other occurrence shall have occurred since April 1, 2005 that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect.

7.8 Hannibal Facility. Sellers shall have completed the Hannibal Wind-Down.

7.9 Officers Certificate. Each Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, stating that the conditions specified in Section 7.1 have been satisfied.

SECTION 8. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

The obligations of Sellers under this Agreement shall, at the option of Sellers, be subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

8.1 No Misrepresentation or Breach of Covenants and Warranties. (a) The representations and warranties of Buyer set forth in this Agreement shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct as of the Closing Date (other than those representations and warranties which expressly relate to an earlier date, which shall have been true and correct as of such earlier date) and (b) Buyer shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

8.2 Necessary Governmental Approvals. The waiting period (and any extensions thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been earlier terminated.

8.3 Delivery by Buyer. Buyer shall have delivered to Sellers at Closing all of the items specified to be delivered by Buyer in Section 2.2(a), (b)(i), (b)(ii), (b)(iii), (c) and (d).

8.4 No Injunction. Consummation of the transactions contemplated by this Agreement shall not have been restrained, enjoined or otherwise prohibited by any applicable Law, including any Court Order, decree or judgment of any court or other Governmental Authority, and there shall not have been promulgated, entered, issued or determined by any court or other Governmental Authority to be applicable to this Agreement any applicable Law making illegal the consummation of the transactions contemplated by this Agreement.

8.5 Officers Certificate. Buyer shall have delivered to Sellers a certificate, dated as of the Closing Date, stating that the conditions specified in Section 8.1 have been satisfied.

SECTION 9. INDEMNIFICATION

9.1 Indemnification by Sellers. After the Closing Date, and subject to the limitations set forth herein, Sellers shall, jointly and severally, defend, indemnify and hold harmless Buyer and its Affiliates (the “Buyer Indemnitees”) from and against any and all Liabilities and Expenses incurred by such Buyer Indemnitees in connection with or arising from (a) any breach of any representation or warranty of Sellers contained in this Agreement or any certificate delivered pursuant hereto, in each case without giving effect to any qualifications and exceptions contained therein regarding materiality or Material Adverse Effect, (b) any breach by Sellers of, or failure by Sellers to perform, any of their covenants or obligations contained in this Agreement, (c) any Excluded Liability or (d) the failure to comply with any applicable bulk sales laws; provided however, that Sellers shall, jointly and severally, be required to indemnify and hold harmless under clause (a) of this Section 9.1, with respect to Liabilities and Expenses incurred by any Buyer Indemnitees (x) only to the extent that the aggregate amount of such Liabilities and Expenses exceeds $1,000,000, and (y) in an aggregate amount which shall not exceed $9,500,000.

9.2 Indemnification by Buyer. After the Closing Date and subject to the limitations set forth herein, Buyer shall defend, indemnify and hold harmless Sellers and their Affiliates (the “Seller Indemnitees”) from and against any and all Liabilities and Expenses incurred by such Seller Indemnitees solely arising from (a) any breach of any representation or warranty of Buyer contained in this Agreement or any certificate delivered pursuant hereto, in each case without giving effect to any qualifications and exceptions contained therein regarding materiality, (b) any breach by Buyer of, or failure by Buyer to perform, any of its covenants and obligations contained in this Agreement, including without limitation Buyer’s covenants and obligations contained in Section 6.9, (c) the Nonassignable Assets, (d) the Assumed Liabilities, (e) Buyer’s ownership and operation following the Closing of (i) the Hannibal Assets, subject to Section 6.9 and Schedule 6.9A and 6.9B, (ii) the Bens Run Facility, and (iii) the Specialty Facility, and (f) the failure of Buyer to perform its obligations under the Assigned Contracts, except in each case with respect to Excluded Liabilities or matters for which any Buyer Indemnitee is indemnified under Section 9.1(a).

9.3 Notice of Claims. Any Buyer Indemnitee or Sellers Indemnitee seeking indemnification hereunder (the “Indemnified Party”) shall give promptly to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and the basis thereof; provided, however, that the failure of any Indemnified Party to give the Claim Notice promptly as required by this Section 9.3 shall not affect such Indemnified Party’s rights under this Section 9 except to the extent such failure is actually prejudicial to the rights and obligations of the Indemnitor, and then only to the degree so prejudiced.

9.4 Claims.

(a) In order for a party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving an Action or demand made by any third Person against the Indemnified Party, such Indemnified Party must notify the Indemnitor in writing, and in reasonable detail, of the third Person claim promptly after receipt by such Indemnified Party of written notice of the third Person claim, provided, however, that the failure of any Indemnified Party to give written notice promptly as required by this Section 9.4(a) shall not affect such Indemnified Party’s rights under this Section 9 except to the extent such failure is actually prejudicial to the rights and obligations of the Indemnitor, and then only to the degree so prejudiced.

(b) In the event of the initiation of any legal proceeding against the Indemnified Party by a third Person, the Indemnitor shall have the sole and absolute right after the receipt of written notice, at its option and at its own expense, to be represented by counsel of its choice (such counsel to be reasonably acceptable to the Indemnified Party) and to control, defend against, negotiate, settle or otherwise deal with any Action or demand which relates to any Liability or Expense indemnified against hereunder; provided, however, that the Indemnified Party may participate in any such proceeding with counsel of its choice and at its expense. The Indemnified Party agrees to cooperate fully with the Indemnitor in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. Such cooperation shall include the retention and the provision of records and information which is reasonably relevant to such third Person claim, and making employees available in a mutually convenient basis to provide additional information and explanation of any material provided hereunder. To the extent the Indemnitor elects not to defend such Action or demand, and the Indemnified Party defends against or otherwise deals with any such Action or demand, the Indemnified Party may retain counsel, at the expense of the Indemnitor, and control the defense of such Action. Neither the Indemnitor nor the Indemnified Party may settle any such proceeding, which settlement obligates the other party to pay money, to perform obligations or to admit liability without the written consent of the other party, such consent not to be unreasonably withheld or delayed.

(c) Whenever the Indemnified Party shall have given a Claim Notice to the Indemnitor that does not involve a third Person claim, the Indemnitor may, within thirty (30) calendar days after receipt of such Claim Notice, notify the Indemnified Party that the Indemnitor disputes the claim for indemnification set forth in such Claim Notice and the basis for such dispute (a “Dispute Notice”). If, with respect to the claim for indemnification set forth in a Claim Notice, no Dispute Notice is given to the Indemnified Party within such thirty (30) day period, the claim shall be deemed valid, and the Indemnitor shall be obligated to pay to the Indemnified Party the amount specified in the Claim Notice with respect to such claim. If a Dispute Notice is given to the Indemnified Party, the parties shall first attempt to resolve the dispute in good faith. If the parties are unable to resolve such dispute within thirty (30) days after the receipt of the Dispute Notice by the Indemnified Party, either party may resort to any remedies available in law or in equity in a court of competent jurisdiction to resolve such dispute.

9.5 Limitations.

(a) Any indemnity payment hereunder shall be treated for Tax purposes as an adjustment of the Purchase Price to the extent such characterization is proper or permissible under relevant Tax law, including court decisions, statutes, regulations and administrative promulgations.

(b) All Liabilities and Expenses recoverable by an Indemnified Party under Section 9.1 or 9.2 shall be net of recoveries, contributions, indemnification or other similar payments from third Persons actually received by such Indemnified Party, less the reasonable costs of recovering amounts (including but not limited to any insurance proceeds) from such third Persons. Any such amounts received by an Indemnified Party with respect to any indemnity claim after it has received an indemnity payment hereunder shall be promptly paid over to the Indemnitor; provided that the Indemnified Party shall not be obligated to pay over any such amount in excess of the amount paid by the Indemnitor to the Indemnified Party with respect to such claim. The Indemnified Party shall use its commercially reasonable efforts to receive such indemnification payments from third Persons.

(c) Except for remedies that cannot be waived as a matter of Law and injunctive relief and except with respect to fraud, if the Closing occurs, this Section 9 shall be the exclusive remedy for breaches of this Agreement or otherwise in respect of the sale of the Assets contemplated hereby.

(d) If any Seller breaches any covenant in Section 6.6 (Confidentiality), Sellers acknowledge such violation or breach may cause irreparable injury to Buyer, the amount of which may be impossible to estimate or determine and which may not be adequately compensated by monetary damages. Accordingly, Buyer shall be entitled to specific performance, temporary and permanent injunctive relief or such other equitable remedies as may be available from any court of competent jurisdiction without the necessity of posting a bond.

(e) Notwithstanding anything contained herein to the contrary, no Indemnitor shall be liable pursuant to this Section 9 to any Indemnified Party for special, punitive, consequential or incidental damages; provided, however, that the foregoing shall not preclude recovery by an Indemnified Party pursuant to this Section 9 of any special, punitive, consequential or incidental damages actually paid by an Indemnified Party as a result of any third party claim.

9.6 Additional Environmental Terms.

(a) In accordance with Section 9.4 and notwithstanding anything to the contrary contained herein, Sellers shall control the defense or negotiation (including, without limitation, any investigatory, response or remedial actions) of any matter arising under or pursuant to Environmental Laws for which Sellers have an indemnification or other obligation under this Agreement (an “Environmental Claim”), including its compromise or settlement, with counsel and environmental consultant selected by Sellers and reasonably acceptable to Buyer; provided however, that Sellers, their Affiliates and representatives shall not interfere unreasonably with the operations of the business of the Buyer and its Affiliates; and provided, further, that Buyer shall be entitled to assume control of the defense or negotiation of any such Environmental Claim with counsel and environmental consultant selected by Buyer and reasonably acceptable to Sellers if (i) Sellers fail to assume such defense within thirty (30) days after receiving notice of such Environmental Claim, (ii) Sellers fail to take diligent action as necessary to address any such Environmental Claim in a Commercially Reasonable Manner (as defined below in Section 9.6(c)), or (iii) if any bankruptcy, reorganization or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding is commenced in respect of any Seller.

(b) Except to the extent not reasonably practicable due to an emergency, Buyer or Sellers, as the case may be, with respect to any matter managed and controlled by the other, shall have the right to (i) participate in any meetings or material negotiations with any third party (excluding counsel, consultants or other experts retained by the controlling party) with respect to any Environmental Claim and shall be provided with reasonable advance notice of the same; and (ii) review in advance and provide comments on any documents proposed to be submitted to Governmental Authorities or other third parties (excluding counsel, consultants or other experts retained by the controlling party). The controlling party shall keep the non-controlling party reasonably informed with respect to any Environmental Claim and shall promptly provide the non-controlling party with copies of all documents provided to, or received from, any Governmental Authority or any other third Person in connection with any Environmental Claim.

(c) With respect to any Environmental Claim, Buyer and Sellers shall each act only in a Commercially Reasonable Manner. For purposes of this Section 9.6(c), “Commercially Reasonable Manner” shall be determined from the perspective of a reasonable business person (acting without regard to the availability of indemnification hereunder) to achieve compliance with Environmental Law or to minimize liability to third parties.

SECTION 10. TERMINATION

10.1 Termination.

(a) Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing Date:

(i) by Sellers, by giving written notice to Buyer on or after the Termination Date, if any of the conditions set forth in Section 8 is not satisfied or waived by such date, unless such satisfaction has been frustrated or made impossible by any act or failure to act by Sellers;

(ii) by Buyer, by giving written notice to Sellers on or after the Termination Date, if any of the conditions set forth in Section 7 is not satisfied or waived by such date, unless such satisfaction has been frustrated or made impossible by any act or failure to act by Buyer; and

(iii) by mutual written agreement of Sellers and Buyer.

(b) In the event of termination of this Agreement pursuant to Section 10.1(a) above:

(i) Each party shall, at its option, return to the other party or destroy all documents concerning confidential information of the other party (and, upon request, certify as to the destruction thereof);

(ii) Except as otherwise provided in clause (iv) below, no party shall have any Liability or further obligation to the other party hereunder;

(iii) This Agreement will become null and void and of no further force or effect, except that the provisions of this Section 10.1(b) and Sections 11.2, 11.3, 11.5, 11.6, 11.9, 11.10, 11.12, 11.13 and 12 (as applicable) shall remain in full force and effect; and

(iv) In no event shall any termination of this Agreement limit or restrict the rights and remedies of any party hereto against any other party which has willfully breached any of the agreements or other provisions of this Agreement prior to the termination hereof.

SECTION 11. GENERAL PROVISIONS

11.1 Survival of Covenants, Representations and Warranties. The covenants and agreements contained herein shall survive until satisfied unless the Agreement explicitly provides for a specific termination date. The parties agree that, regardless of any investigation made at any time by the parties, except as expressly provided otherwise herein, each representation and warranty contained herein (and any related indemnity obligations) shall survive the Closing until and will expire and be of no force and effect on April 1, 2007, with the exception of each representation and warranty contained in Section 3.5(b) (Title to Owned Real Property) and Section 3.15 (Title to Assets), which shall survive the Closing until the expiration of the statute of limitations applicable to the matters covered thereby. Notwithstanding the foregoing, if an indemnification claim or claims are asserted pursuant to Section 9.4 prior to the expiration as provided in this Section 11.1 of the representation or warranty that is the basis for such claim or claims, then such claims shall survive until their final resolution. Any investigations by or on behalf of a party hereto shall not constitute a waiver of such party’s right to enforce any representation or warranty or covenant made by the other party contained herein.

11.2 No Public Announcement. From the date of this Agreement, neither Buyer nor Sellers shall, and Buyer and Sellers shall not permit any of their respective Affiliates or representatives to, without the approval of the other (which consent shall not be unnecessarily withheld or delayed), make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by applicable Law or pursuant to the Bens Run Collective Bargaining

Agreement and the Hannibal Collective Bargaining Agreement, in which case such party shall allow the other party reasonable time to comment on such release or announcement and the parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with any accounting or Securities and Exchange Commission disclosure obligations or the rules of any stock exchange or national market system.

11.3 Notices. All notices, requests, demands or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (a) when delivered personally, against written receipt, (b) if sent by registered or certified mail, return receipt requested, postage prepaid, when received, (c) when received by facsimile transmission, if confirmed by the other means described in clause (a) or (b), and (d) when delivered by a nationally recognized overnight courier service, prepaid, and shall be addressed as follows:

If to Sellers, to:

Ormet Corporation

1233 Main Street, Suite 400

Wheeling, West Virginia 23006

Attention: Michael Williams

Facsimile: (304) 234-3929

With a copy to:

O’Melveny & Myers, LLP

Times Square Tower, 7 Times Square

New York, New York 10036

Attention: Adam Harris, Esq.

Facsimile: (212) 326-2316

If to Buyer, to:

Aleris International, Inc.

25825 Science Park Drive, Suite 400

Beachwood, Ohio 44122-7392

Attention: Christopher R. Clegg, Esq., General Counsel

Facsimile: (216) 910-3650

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attention: Christopher Ewan, Esq.

Facsimile: (212) 859-4000

or to such other address as such party may indicate by a written notice delivered to the other parties hereto.

11.4 Successors and Assigns. The rights of a party under this Agreement shall not be assignable by such party without the written consent of the other parties hereto; provided, however, that Buyer may assign this Agreement in whole or in part or any of its rights hereunder without Sellers’ consent to one or more subsidiaries or Affiliates of Buyer provided that Buyer shall remain liable for all Liabilities and Expenses of the assignee or assignees under this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person, other than the parties and successors and assigns permitted by this Section 11.4, and the Indemnified Parties under Section 9, any right, remedy or claim under or by reason of this Agreement.

11.5 Entire Agreement. This Agreement, the Schedules and Exhibits referred to herein, the documents delivered pursuant hereto on or after the Closing Date, the Buyer Transaction Agreements and the Seller Transaction Agreements contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior agreements, understandings, term sheets, heads of terms or letters of intent between or among any of the parties hereto including the Indicative Term Sheet dated as of September 30, 2005 by and between Ormet Corporation and Buyer.

11.6 Interpretation.

(a) Titles and headings to articles, sections and subsections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

(b) For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof”, “herein” and “herewith” and words of similar import shall be construed to refer to this Agreement in its entirety and to all of the Schedules and not to any particular provision, unless otherwise stated, and (iii) the term “including” shall mean “including, without limitation.”

(c) Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

11.7 Amendments; Waivers. Any term or provision of this Agreement may be amended or waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such amendment or waiver, including any such amendment to or waiver of this Section 11.7, shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this

Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

11.8 Bulk Sales Laws. The parties hereto hereby waive compliance with any applicable bulk sales law. Nothing in this Agreement shall be construed as an admission by any party as to the applicability of any bulk sales laws.

11.9 Expenses. Whether or not the transactions contemplated in this Agreement are consummated, each party hereto will pay their own costs and expenses incident to its negotiation and preparation of this Agreement and consummating the transaction, including the fees, expenses and disbursements of its counsel, accountants, advisors and consultants.

11.10 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under applicable Law. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability, without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

11.11 Execution in Counterparts; Facsimile. This Agreement may be executed in two or more counterparts and via facsimile, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to Sellers and Buyer.

11.12 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of New York.

11.13 Jurisdiction; Waiver of Jury Trial. The parties hereby agree that any Action arising out of or related to this Agreement shall be conducted only in New York, New York. Each party hereby irrevocably consents and submits to the exclusive personal jurisdiction of and venue in the federal and state courts located in New York, New York. Each party hereto hereby waives to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or any transaction contemplated hereby.

11.14 Further Assurances. At and after the Closing Date, and without further consideration therefor, (i) Sellers shall execute and deliver to Buyer such further instruments and certificates of conveyance and transfer as Buyer may reasonably request in order to more effectively convey and transfer the Assets from Sellers to Buyer and to put Buyer in operational control of the Bens Run Facility and Specialty Facility, or for aiding, assisting, collecting and reducing to possession any of the Assets and exercising Buyer’s rights with respect thereto, and (ii) Buyer shall execute, or shall arrange the execution of, and deliver to Sellers such further instruments and certificates of assumption, novation and release as Sellers may reasonably request in order to effectively make Buyer responsible for all Assumed Liabilities and release Sellers therefrom to the fullest extent permitted under applicable Law. Without limiting the foregoing, to the extent that Buyer or Sellers discover any additional Assets that should have been transferred to Buyer as Assets, Sellers shall cooperate with Buyer and execute and deliver any instruments of transfer or assignment reasonably necessary to transfer and assign such Assets to Buyer, and Sellers and Buyer shall be split evenly all costs relating to the preparation and the filing or other recordation of any such instruments of transfer or assignment.

SECTION 12. DEFINITIONS

12.1 Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 12.1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

“Accounting Arbitrator” is defined in Section 1.6(d).

“Accounts Receivable” is defined in Section 1.1(a)(viii).

“Accrued Vacation Time” is defined in Section 6.2(b).

“Achievement Bonus Program” means the Bens Run Recycling Facility of the Ormet Aluminum Mill Production Corporation Achievement Bonus Program (effective July 1, 1995), as amended.

“Action” means any lawsuit, claim, proceeding, litigation, arbitration, action, investigation, inquiry, cause of action, right of recovery or chose in action before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person, which directly or indirectly controls, is controlled by or is under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise.

“Agreement” means this Asset Purchase Agreement, together with the Schedules and Exhibits attached hereto.

“Assets” is defined in Section 1.1(a).

“Assigned Contracts” is defined in Section 1.1(a)(v).

“Assumed Capital Leases” is defined in Section 1.1(a)(v)

“Assumed Liabilities” is defined in Section 1.2(b).

“Assumption Agreement” is defined in Section 2.2(b)(ii).

“Audit Adjustment” is defined in Section 1.6(e).

“Base Fee” is defined in Section 6.9.

“Benefit Plan” means each “employee benefit plan” (within the meaning of ERISA section 3(3), including, without limitation, multiemployer plans within the meaning of ERISA section 3(37) and all severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other material employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether oral or written under which any Employee has any present or future right to compensation or employee benefits.

“Bens Run Collective Bargaining Agreement” means the agreement between the Bens Run Recycling Facility, Ormet Aluminum Mill Products Corporation and United Steelworkers of America, AFL-CIO Local Union no. 5760-01, dated February 20, 2003, as may be amended with the consent of Buyer.

“Bens Run Facility” is defined in the recitals of this Agreement.

“Bens Run and Specialty Permits” is defined in Section 3.4(a).

“Bill of Sale” is defined in Section 2.2(b)(i).

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

“Buyer” is defined in the preamble of this Agreement.

“Buyer’s Closing Current Assets Statement” is defined in Section 1.6(b).

“Buyer Indemnitees” is defined in Section 9.1.

“Buyer Transaction Agreements” means all agreements, instruments and documents being or to be executed and delivered by Buyer pursuant to this Agreement or in connection herewith (including without limitation the Bill of Sale, the Assumption Agreement, the IP Assignment Agreement and the Supply Agreement).

“Claim Notice” is defined in Section 9.3.

“Closing” means the consummation of the transactions contemplated by this Agreement.

“Closing Adjustment” means (a) if the Estimated Closing Current Assets exceeds the Target Current Assets, the amount of such excess or (b) if the Target Current Assets exceeds the Estimated Closing Current Assets, the amount of such excess, provided that any amount which is calculated pursuant to this clause (b) shall be deemed to be a negative number.

“Closing Current Assets” is defined in Section 1.6(a).

“Closing Date” is defined in Section 2.1.

“COBRA” means the Consolidated Omnibus Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986, as amended (and the Treasury regulations promulgated thereunder).

“Confidentiality Agreement” means the Confidentiality Agreement dated May 31, 2005, among, Buyer and Ormet Corporation.

“Confidential Information” is defined in Section 6.6.

“Contract” means any written contract, arrangement, agreement, license, lease, sales order and unfilled purchase order or other legally binding commitment in the nature of a contract to which any Seller is a party or any of its Assets is bound.

“Court Order” means any injunction, judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any ruling or award in any arbitration proceeding.

“Dispute Notice” is defined in Section 9.4(c).

“Employee” means any employee, including an officer, of a Seller or any Affiliate of a Seller, that is employed in the operation of any Facility, including, without limitation, those employees who are on vacation, sick, disability or medical leave or other permitted leave of absence or who have retired.

“Employment Agreement” means each management, employment, severance, consulting, non-compete, confidentiality, or similar agreement or Contract between any of the Sellers and any Transferred Employee.

“Encumbrance” means with respect to any Asset, any lien, encumbrance, claim, charge, security interest, mortgage, pledge, easement, right-of-way, deed of trust, hypothecation, option, covenant, encroachment, conditional sale or other title retention agreement, defect in title or other restriction or of a similar kind or other encumbrances of any nature in respect of such Asset.

“Environmental Claim” is defined in Section 9.6(a).

“Environmental Laws” means any applicable federal, state local, or foreign law, statute, ordinance, rule or regulation or legally binding agency guideline governing Environmental Matters, including any common law cause of action providing any right or remedy relating to Environmental Matters, and all applicable judicial and administrative decisions, orders, and decrees relating to Environmental Matters; in each case, as the same have been or may be amended from time to time.

“Environmental Matter” means any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, human health or safety, relating to exposure to Hazardous Substances, and any matters relating to emissions, discharges, or releases of Hazardous Substances into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, real property or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling or release of Hazardous Substances.

“Environmental Permits” is defined in Section 3.14(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

“ERISA Affiliate” means each business or entity which is a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” with the Sellers within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the Sellers under Section 414(o) of the Code, or is under “common control” with the Sellers, within the meaning of Section 4001(a)(14) of ERISA.

“Estimated Closing Current Assets” is defined in Section 1.6(a).

“Excluded Assets” is defined in Section 1.1(b).

“Excluded Contracts” is defined in Section 1.1(b)(x).

“Excluded Liabilities” is defined in Section 1.2(c).

“Expenses” means any and all reasonable out-of-pocket expenses incurred in connection with defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including, without limitation, court filing fees, court costs, arbitration fees or costs and reasonable fees and disbursements of legal counsel).

“Facilities” is defined in the recitals of this Agreement.

“Final Closing Current Assets” is defined in Section 1.6(e).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, court, commission, board, bureau, agency or instrumentality, or any regulatory, administrative or other department, agency, or any political or other subdivision, department or branch of any of the foregoing.

“HSR Act” is defined in Section 4.3(c).

“Hannibal Assets” is defined in Schedule 6.9A.

“Hannibal Collective Bargaining Agreement” means the agreement between Ormet Aluminum Mill Products Corporation and the United Steelworkers of America, Local 5760 dated as of April 6, 2001.

“Hannibal Facility” is defined in the recitals of this Agreement.

“Hannibal Wind-Down” means the cessation by Sellers of rolling mill operations at the Hannibal Facility (which Sellers have informed Buyer of their intention to effect thereby making the Assets relating to the Hannibal Facility available for sale).

“Hazardous Substances” means any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds or chemicals (including petroleum or any by-products or fractions thereof, any form of natural gas, lead, asbestos and asbestos-containing materials (“ACMs”), polychlorinated biphenyls (“PCBs”) and PCB-containing equipment, radon and other radioactive elements, ionizing radiation, carcinogenic, mutagenic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation) that are regulated by, or form the basis of liability under, any Environmental Laws.

“Indebtedness” means (i) all obligations of any Seller for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts (such as yield maintenance or sale option amounts), reimbursements, indemnities and all other amounts payable in connection therewith), (ii) all obligations of any Seller evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of any Seller under conditional sale or other title retention agreements or for the deferred purchase price of any property, (iv) all indebtedness of others guaranteed or secured by any Lien or security interest on any Seller, (v) all obligations of any Seller relating to the issuance of letters of credit, (vi) all obligations of any Seller arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates and all other hedging arrangements, and (vii) all obligations under capitalized leases.

“Indemnified Party” is defined in Section 9.3.

“Indemnitor” is defined in Section 9.3.

“Intellectual Property” means any and all of the following which is owned by, licensed by, licensed to, used or held for use by a Person (including all copies and embodiments thereof, in electronic, written or other media): (a) all registered and unregistered U.S. and foreign trade names, trademarks, service marks trade dress, logos, domain names, and corporate names, together with any applications and renewals related thereto, together with any related goodwill; (b) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and disclosures related thereto, together with all reissuances, continuations, divisions, continuations in part, revisions, extensions and re-examinations thereof (including all terms analogous to the foregoing in nations other than the United States); (c) all registered and unregistered U.S. and foreign works of authorship, fixed in any tangible medium of expression regardless of the availability of copyright protection, but including all copyrights recognized by law and all applications to register and renewals of any of the foregoing; (d) all computer software and databases owned by the Person or under development for the Person by third parties and all related documentation; (e) all trade secrets, know-how, inventions (whether or not patentable), improvements, processes, procedures, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, proprietary rights, financial, marketing, and business data, pricing and cost information, semiconductor mask works, business and marketing plans, customer and supplier lists and information, other confidential and proprietary information, manufacturing and production processes and techniques, molds, dies, casts and product configurations; (f) all copies and tangible embodiments of any of the foregoing (in whatever form or medium); and (g) all licenses, sublicenses, agreements, or permissions related to any of the foregoing.

“Inventory” is defined in Section 1.1(a)(ii).

“IP Assignment Agreement” is defined in Section 2.2(b)(iii).

“IRS” means the United States Internal Revenue Service.

“Knowledge of Sellers” means (i) as to any particular matter (including with respect to Sections 3.14 and 3.16), the actual knowledge of either Michael Williams or John Teitz, (ii) solely with respect to Section 3.14, the actual knowledge of Thomas Temple and (iii) solely with respect to Section 3.16, the actual knowledge of Thomas Stephens.

“Law” means any law, statute, treaty, rule, regulation, judgment, ordinance, order, decree, consent decree or similar instrument or determination or award of an arbitrator or a court or any other Governmental Authority.

“Leased Property” is defined in Section 3.5(a)(i).

“Liabilities” means all indebtedness, obligations, losses, damages, costs and other liabilities (including without limitation, any fines, penalties, judgments, awards or settlements respecting any judicial, administrative or arbitration proceedings or any damages, natural resource damages, losses, costs, claims or demands with respect to any Law).

“Material Adverse Effect” means, any change, circumstance or effect that has a material adverse effect on the Assets or the financial condition or results of operations of the businesses conducted at the Bens Run Facility and the Specialty Facility taken as a whole; provided, however, that Material Adverse Effect shall exclude any adverse changes or conditions as and to the extent such changes or conditions relate to or result from (a) the public announcement or consummation of the transactions contemplated by this Agreement, (b) any actions taken by Buyer, (c) the Hannibal Wind-Down, (d) any changes in general economic conditions in the industries in which the businesses conducted at the Bens Run Facility and the Specialty Facility operate which changes do not affect such business disproportionately relative to other businesses operating in such industries, and (e) any national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States.

“Nonassignable Assets” is defined in Section 5.2(a).

“Non-Disclosure Agreements” is defined in Section 6.4.

“Owned Real Property” is defined in Section 3.5(a)(ii).

“Permits” means all licenses, permits, franchises, approvals, waivers, registrations, authorizations, consents or orders of, or filings with, any Governmental Authority, or any other person, necessary for the conduct of, or relating primarily to the operation of, the businesses at the Facilities, as currently conducted.

“Permitted Encumbrances” means (a) liens for Taxes and other governmental charges and assessments which are not yet delinquent or which are being contested in good faith by appropriate proceedings, (b) Encumbrances of warehousemen, mechanics and materialmen and other similar statutory Encumbrances incurred in the ordinary course of business consistent with past practice, (c) any utility company rights, easements and franchises, (d) other liens, Encumbrances or imperfections on property that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such lien, Encumbrance or imperfection and (e) Encumbrances set forth on Schedule 12.1.

“Person” means an individual, firm, partnership, limited partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Periodic Taxes” is defined in Section 1.5(a).

“Products” is defined in Section 3.17.

“Purchase Price” is defined in Section 1.3.

“Real Property” is defined in Section 3.5(a)(ii).

“Sellers” is defined in the preamble of this Agreement.

“Sellers’ Closing Current Assets Statement” is defined in Section 1.6(a).

“Seller Indemnitees” is defined in Section 9.2.

“Seller Intellectual Property” means all Intellectual Property that is used or held for use primarily in the operation of the Facilities.

“Sellers’ Logos” is defined in Section 6.1.

“Seller Transaction Agreements” means all agreements, instruments and documents being or to be executed and delivered by Sellers pursuant to this Agreement or in connection herewith (including without limitation the Bill of Sale, the Assumption Agreement, the IP Assignment Agreement and the Supply Agreement).

“SMS Additional Purchase Price” is defined in Section 1.7.

“SMS Mill Assets” means the SMS cold mill at the Hannibal Facility and the auxiliary equipment, drawings, spare parts, and all other available documentation pertaining thereto and all mill spools specific to the SMS cold mill (approximately 350).

“Specialty Facility” is defined in the recitals of this Agreement.

“Specified Representations” is defined in Section 6.14(b).

“Supply Agreement” is defined in Section 6.12.

“Target Current Assets” means $90,000,000.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated, customs, or other tax, or other governmental charges of any nature whatsoever imposed by any government or taxing authority of any country or political subdivision of any country, including any interest, penalty or addition thereto, and including any liability arising under any tax sharing agreement or any liability for Taxes of another person by contract, as a transferee or successor, under Treas. Reg. § 1.1502-6 or analogous state, local, or foreign law provision, whether disputed or not.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached Schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax and any affiliated, consolidated, combined, unitary or similar return.

“Termination Date” means December 20, 2005; provided that Sellers, in their sole discretion, may extend such Termination Date to December 31, 2005 by providing written notice to the Buyer on or prior to December 15, 2005.

“Transferred Employee” is defined in Section 6.2(a).

“Transition Services Agreement” is defined in Section 6.11.

“WARN” is defined in Section 3.20.

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed and delivered as of the day and year first above written.

SELLERS:	ORMET CORPORATION

By:
Name:
Title:

ORMET ALUMINUM MILL PRODUCTS CORPORATION

By:
Name:
Title:

SPECIALTY BLANKS, INC.

By:
Name:
Title:

BUYER:	ALERIS INTERNATIONAL, INC.

By:
Name:
Title:

S-i

EXHIBIT A

Bill of Sale and Assignment Agreement

S-i

EXHIBIT B

Assumption Agreement

S-ii

EXHIBIT C

IP Assignment Agreement

S-iii

EXHIBIT D

SUPPLY AGREEMENT

S-iv